UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Preliminary Proxy Statement

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Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material Pursuant to §240.14a-12

BROOKDALE SENIOR LIVING INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 27, 2007

Dear Stockholder:

On behalf of the Board of Directors, I cordially invite you to attend the 2007 Annual Meeting of Stockholders of Brookdale Senior Living Inc., to be held on Tuesday, June 5, 2007 at 11:00 A.M., local time, at the Renaissance Chicago Hotel, located at 1 West Wacker Drive, Chicago, Illinois.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting of Stockholders and the attached proxy statement.

All stockholders are cordially invited to attend the meeting. Whether or not you expect to attend the meeting, please fill in, date, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose.

FOR THE BOARD OF DIRECTORS OF BROOKDALE SENIOR LIVING INC.
Wesley R. Edens Chairman of the Board of Directors

BROOKDALE SENIOR LIVING INC.
330 North Wabash Avenue, Suite 1400
Chicago, Illinois 60611

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, JUNE 5, 2007

To the Stockholders:

The 2007 Annual Meeting of Stockholders of Brookdale Senior Living Inc. will be held on Tuesday, June 5, 2007 at 11:00 A.M., local time, at the Renaissance Chicago Hotel, located at 1 West Wacker Drive, Chicago, Illinois, for the following purposes:

1.	to elect three Class II directors to hold office for a term of three years and until their successors are duly elected and qualified;

2.	to ratify the Audit Committee’s appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for the 2007 fiscal year; and

3.    to transact such other business as may properly come before the Annual Meeting.

Your Board of Directors recommends that you vote in favor of the proposals set forth in this proxy statement.

Stockholders of record at the close of business on April 23, 2007 are entitled to notice of, and to vote at, the Annual Meeting, including any adjournments and postponements thereof. Our stock transfer books will remain open for the transfer of our common stock. A list of all stockholders entitled to vote at the meeting will be available for examination at our principal executive office located at 330 North Wabash Avenue, Suite 1400, Chicago, Illinois 60611, for the ten days before the meeting between 9:00 A.M. and 5:00 P.M., local time, and at the place of the meeting during the meeting for any purpose germane to the meeting.

By Order of the Board of Directors,
T. Andrew Smith Executive Vice President, General Counsel and Secretary

Brentwood, Tennessee
April 27, 2007

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL THE PROXY CARD IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED WITHIN THE UNITED STATES. YOU CAN ALSO NOW VOTE BY TELEPHONE AT THE NUMBER PROVIDED ON THE PROXY CARD OR BY THE INTERNET BY LOGGING ONTO THE SITE PROVIDED ON THE PROXY CARD. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE VOTE BY ONE OF THESE THREE METHODS.

  BROOKDALE SENIOR LIVING INC.
330 North Wabash Avenue, Suite 1400
Chicago, Illinois 60611

PROXY STATEMENT
FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, JUNE 5, 2007

General Information

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Brookdale Senior Living Inc., a Delaware corporation (‘‘Brookdale’’ or the ‘‘Company’’), for use at the 2007 Annual Meeting of Stockholders to be held on Tuesday, June 5, 2007, including any adjournments and postponements thereof (the ‘‘Annual Meeting’’).

We are mailing this proxy statement and form of proxy, together with our Annual Report to Stockholders for the year ended December 31, 2006, on or about April 27, 2007.

Date, Time and Place of the Annual Meeting

The 2007 Annual Meeting of Stockholders of Brookdale will be held on Tuesday, June 5, 2007 at 11:00 A.M., local time, at the Renaissance Chicago Hotel, located at 1 West Wacker Drive, Chicago, Illinois. Brookdale’s principal executive offices are located at 330 North Wabash Avenue, Suite 1400, Chicago, Illinois 60611 and our main telephone number is (312) 977-3700.

Matters to be Considered at the Annual Meeting

At the Annual Meeting, stockholders will consider and act upon the following matters:

1.	the election of three Class II directors to hold office for a term of three years and until their successors are duly elected and qualified;

2.	a proposal to ratify the Audit Committee’s appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for the 2007 fiscal year; and

3.	such other business as may properly come before the Annual Meeting.

Stockholders Entitled to Vote

As of April 23, 2007, there were outstanding and entitled to vote 102,721,087 shares of our common stock, par value $0.01 per share. Each share of our common stock entitles the holder to one vote. Stockholders of record at the close of business on April 23, 2007 are entitled to vote at the Annual Meeting, including any adjournments and postponements thereof. A stockholder list will be available for examination by our stockholders at the Annual Meeting and at the principal executive offices of the Company between 9:00 A.M. and 5:00 P.M., local time, during the ten-day period prior to the Annual Meeting for any purpose germane to the meeting.

Quorum; Required Vote

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock issued and outstanding on April 23, 2007 will constitute a quorum for the transaction of business. We will count votes withheld, abstentions and shares held in ‘‘street name’’ by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote the shares as to a particular matter (‘‘broker non-votes’’) for the purpose of determining the presence of a quorum for the transaction of business at the Annual Meeting. If a quorum is not present, the Annual Meeting may be adjourned by the chairman of the meeting or by the vote of a majority of the shares represented at the Annual Meeting until a quorum has been obtained.

For the election of nominees to our Board of Directors, the affirmative vote of a plurality of all the votes cast at the Annual Meeting is sufficient to elect the director if a quorum is present. The affirmative vote of a majority of the shares of our common stock voting in person or by proxy at the Annual Meeting is required for approval of the proposal to ratify the Audit Committee’s appointment of Ernst & Young LLP.

Stockholders who do not attend the Annual Meeting in person may submit proxies by mail. Proxies in the enclosed form, if received in time for voting, properly executed and not revoked, will be voted at the Annual Meeting in accordance with the instructions contained therein. If no instructions are indicated, the shares of common stock represented by the proxy will be voted as follows:

•	FOR the election of the director nominees named herein;

•	FOR the ratification of the Audit Committee’s appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for the 2007 fiscal year; and

•	in accordance with the judgment of the proxy holders as to any other matter that may be properly brought before the Annual Meeting, including any adjournments and postponements thereof.

We will not count shares that abstain from voting on a particular matter or broker non-votes as votes in favor of such matter. In the election of directors, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of the vote. With respect to the proposal to ratify the appointment of Ernst & Young LLP, abstentions from voting will have the same effect as voting against such matter and broker non-votes will be disregarded and will have no effect on the outcome of the vote.

Under the rules of the New York Stock Exchange, brokers who hold shares in ‘‘street name’’ may have the authority to vote on certain matters when they do not receive instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors and the ratification of the independent registered public accounting firm.

Voting of Proxies

You may vote by any one of the following means:

•	by mail;

•	by telephone;

•	on the Internet; or

•	in person, at the Annual Meeting.

To vote by mail, please sign, date and complete the enclosed proxy card and return it in the enclosed self-addressed envelope. No postage is necessary if the proxy card is mailed in the United States. If you hold your shares through a bank, broker or other nominee, it will give you separate instructions for voting your shares.

Revocability of Proxy

Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. You may revoke the proxy by filing an instrument of revocation or a duly executed proxy bearing a later date with our Secretary at 330 North Wabash Avenue, Suite 1400, Chicago, Illinois 60611. You may also revoke a proxy by attending the Annual Meeting and voting in person. If not revoked, we will vote the proxy at the Annual Meeting in accordance with your instructions indicated on the proxy card.

Persons Making the Solicitation

This proxy statement is sent on behalf of, and the proxies are being solicited by, the Board of Directors of Brookdale. We will bear all costs of the solicitation of proxies. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telecopy and personal interviews. We will request brokers, banks, custodians and other fiduciaries to forward proxy soliciting material to the beneficial owners of stock they hold of record. We will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of the proxy materials.

Recommendations of the Board of Directors

The Board of Directors recommends a vote:

•	FOR the election of the director nominees named herein; and

•	FOR the ratification of the Audit Committee’s appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for the 2007 fiscal year.

PROPOSAL NUMBER ONE
ELECTION OF DIRECTORS

The first proposal is to elect three Class II directors to hold office for a term of three years and until their respective successors are duly elected and qualified.

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that our Board of Directors may determine by resolution adopted by a majority of the Board of Directors then in office the number of directors which constitute our Board of Directors. The number of directors is currently fixed at seven. Our Board of Directors is divided into three classes of directors. The current terms of the Class I, Class II and Class III directors will expire at the annual meetings of stockholders to be held in 2008, 2007 and 2009, respectively.

The Board of Directors has unanimously proposed William B. Doniger, Jackie M. Clegg and Jeffrey G. Edwards as nominees for re-election as Class II directors. If elected at the Annual Meeting, each of Mr. Doniger, Ms. Clegg and Mr. Edwards will hold office until the 2010 annual meeting of stockholders and until their respective successors are duly elected and qualified, subject to earlier retirement, resignation or removal. If any of the nominees becomes unavailable to serve, an event that the Board of Directors does not presently expect, we will vote the shares represented by proxies for the election of directors for the election of such other person(s) as the Board of Directors may recommend. Unless otherwise instructed, we will vote all proxies we receive FOR the election of Mr. Doniger, Ms. Clegg and Mr. Edwards.

The Board of Directors recommends that you vote FOR the election of each of Mr. Doniger, Ms. Clegg and Mr. Edwards to serve as directors until the 2010 annual meeting of stockholders and until their successors are duly elected and qualified.

Information Concerning Directors and Director Nominees

Set forth below is certain biographical information for our directors, including the director nominees. See ‘‘Security Ownership of Certain Beneficial Owners and Management’’ in this proxy statement for a description of securities beneficially owned by our directors, including the director nominees, as of April 23, 2007.

Name	Age	Position with Brookdale	Class
Wesley R. Edens	45	Chairman of the Board of Directors	Class I
William B. Doniger	40	Vice Chairman of the Board of Directors	Class II
Frank M. Bumstead	65	Director	Class I
Jackie M. Clegg	45	Director	Class II
Jeffrey G. Edwards	48	Director	Class II
Jeffrey R. Leeds	61	Director	Class III
Dr. Samuel Waxman	70	Director	Class III

Wesley R. Edens is the Chairman of our Board of Directors and has served in this capacity since August 2005. Mr. Edens is the Chairman of the board of directors and the Chief Executive Officer of Fortress Investment Group LLC (‘‘Fortress’’). Mr. Edens has been a principal and the Chairman of the Management Committee of Fortress since co-founding Fortress in May 1998. Mr. Edens is responsible for the Fortress private equity and publicly traded alternative investment businesses. He is also the Chairman of the board of directors of each of Aircastle Limited, Eurocastle Investment Limited, GateHouse Media, Inc., Mapeley Limited and Newcastle Investment Corp. and a director of Crown Castle International Corp. and GAGFAH S.A. Mr. Edens served as the Chief Executive Officer of Newcastle Investment Corp. since inception until February 2007. Mr. Edens was the Chief Executive Officer of Global Signal Inc. from February 2004 to April 2006 and the Chairman of the board of directors from October 2002 to January 2007. Mr. Edens serves in various capacities in the following five registered investment companies: Chairman, Chief Executive Officer and Trustee of Fortress Registered Investment Trust and Fortress Investment Trust II; Chairman and Chief Executive Officer of Fortress Brookdale Investment Fund LLC and Fortress Pinnacle Investment Fund LLC and Chief Executive Officer of RIC Coinvestment Fund GP LLC. Prior to forming Fortress, Mr. Edens was a partner and a managing director of BlackRock Financial Management Inc., where he headed BlackRock Asset Investors, a private equity fund. In addition, Mr. Edens was formerly a partner and a managing director of Lehman Brothers.

William B. Doniger became our Vice Chairman in August 2005. Mr. Doniger is a managing director of Fortress and oversees United States acquisitions. He joined Fortress in May 1998, prior to which he worked at Union Bank of Switzerland and, from January 1996 through December 1997, at BlackRock. Prior to that, Mr. Doniger was in the structured finance group of Thacher Proffitt & Wood.

Frank M. Bumstead became a member of our Board of Directors in August 2006. Prior to our acquisition of American Retirement Corporation, or ARC, Mr. Bumstead served as the Lead Director of ARC. Mr. Bumstead had been a member of the Board of Directors of ARC for 11 years. Since 1989, Mr. Bumstead has been President or Chairman and a principal shareholder of Flood, Bumstead, McCready & McCarthy, Inc., a business management firm that represents, among others, artists, songwriters and producers in the music industry. From 1993 to December 1998, Mr. Bumstead also served as the Chairman and Chief Executive Officer of FBMS Financial, Inc., an investment advisor registered under the Investment Company Act of 1940. Mr. Bumstead is a director of Syntroleum Corporation.

Jackie M. Clegg became a member of our Board of Directors in November 2005. Ms. Clegg has served as the Managing Partner of the strategic consulting firm Clegg International Consultants, LLC since August 2001. Prior to that, from June 1997 through July 2001, Ms. Clegg was Vice Chair of the Board of Directors, First Vice President and Chief Operating Officer of the Export-Import Bank of the United States, the official export credit institution of the United States government. Ms. Clegg serves on the Board of Directors and chairs the Audit Committee of each of the Chicago Board of Trade and Javelin Pharmaceuticals, Inc. and is a director and Audit Committee member of Cardiome Pharma Corp. Ms. Clegg also serves on the Board of Directors and Audit Committee of Blockbuster Inc., where she chaired the Special Committee for divestiture from Viacom.

Jeffrey G. Edwards became a member of our Board of Directors in November 2005. Mr. Edwards is the Founder and Managing General Partner of JGE Capital Management, LLC. JGE Capital was formed in April 1996 as a private money management firm. The company invests in public and private enterprises through its primary investment vehicle, East Peak Partners, L.P. The firm currently manages assets of approximately $1.3 billion. Prior to founding JGE Capital, Mr. Edwards was a Principal at Morgan Stanley & Co., Inc., having spent 10 years with the firm.

Jeffrey R. Leeds became a member of our Board of Directors in November 2005. Mr. Leeds is currently a self-employed consultant, having retired as Executive Vice President and Chief Financial Officer of GreenPoint Financial Corporation and GreenPoint Bank in October 2004, in which capacities he served since January 1999. Prior to that, he was Executive Vice President, Finance and Senior Vice President and Treasurer of GreenPoint. He joined GreenPoint after 14 years with Chemical Bank, having held positions as Head of Asset and Liability Management, Proprietary Trading and Chief Money Market Economist. Mr. Leeds serves as a director of United Western Bancorp, a community bank holding company located in Denver, Colorado.

Dr. Samuel Waxman became a member of our Board of Directors in November 2005. Since 1983, Dr. Waxman has served as a professor at Mount Sinai School of Medicine where he directs a multidisciplinary cancer research laboratory and is the Albert A. and Vera G. List Professor. In addition, since July 1980, Dr. Waxman has served as the Founder and Scientific Director of the Samuel Waxman Cancer Research Foundation, which supports an international program of collaborative scientists. He is also the president of Samuel Waxman M.D. P.C. Dr. Waxman earned his M.D. Summa Cum Laude from Downstate Medical Center of the State University of New York and completed all clinical and research training at Mount Sinai Hospital in New York.

Legal Proceedings Involving Directors, Officers or Affiliates

In connection with the sale of certain facilities to Ventas Realty Limited Partnership (‘‘Ventas’’) in 2004, two legal actions have been filed. The first action was filed on September 15, 2005, by current and former limited partners in 36 investing partnerships in the United States District Court for the Eastern District of New York captioned David T. Atkins et al. v. Apollo Real Estate Advisors, L.P., et al. (the ‘‘Action’’). On March 17, 2006, a third amended complaint was filed in the Action. The third amended complaint is brought on behalf of current and former limited partners in 14 investing partnerships. It names as defendants, among others, the Company, Brookdale Living Communities, Inc. (‘‘BLC’’), a subsidiary of the Company, GFB-AS Investors, LLC (‘‘GFB-AS’’), a subsidiary of BLC, the general partners of the 14 investing partnerships, which are alleged to be subsidiaries of GFB-AS, Fortress, an affiliate of our largest stockholder, and R. Stanley Young, our former Chief Financial Officer. The nine count third amended complaint alleges, among other things, (i) that the defendants converted for their own use the property of the limited partners of 11 partnerships, including through the failure to obtain consents the plaintiffs contend were required for the sale of facilities indirectly owned by those partnerships to Ventas; (ii) that the defendants fraudulently persuaded the limited partners of three partnerships to give up a valuable property right based upon incomplete, false and misleading statements in connection with certain consent solicitations; (iii) that certain defendants, including GFB-AS, the general partners, and our former Chief Financial Officer, but not including the Company, BLC, or Fortress, committed mail fraud in connection with the sale of facilities indirectly owned by the 14 partnerships at issue in the Action to Ventas; (iv) that certain defendants, including GFB-AS and our former Chief Financial Officer, but not including the Company, BLC, the general partners, or Fortress, committed wire fraud in connection with certain communications with plaintiffs in the Action and another investor in a limited partnership; (v) that the defendants, with the exception of the Company, committed substantive violations of the Racketeer Influenced and Corrupt Organizations Act (‘‘RICO’’); (vi) that the defendants conspired to violate RICO; (vii) that GFB-AS and the general partners violated the partnership agreements of the 14 investing partnerships; (viii) that GFB-AS, the general partners, and our former Chief Financial Officer breached fiduciary duties to the plaintiffs; and (ix) that the defendants were unjustly enriched. The plaintiffs have asked for damages in excess of $100.0 million on each of the counts described above, including treble damages for the RICO claims. On April 18, 2006, we filed a motion to dismiss the claims with prejudice, which remains pending before the court, and plan to continue to vigorously defend this Action. A putative class action lawsuit was also filed on March 22, 2006, by certain limited partners in four of the same partnerships involved in the Action in the Court of Chancery for the State of Delaware captioned Edith Zimmerman et al. v. GFB-AS Investors, LLC and Brookdale Living Communities, Inc. (the ‘‘Second Action’’). On November 21, 2006, an amended complaint was filed in the Second Action. The putative class in the Second Action consists only of those limited partners in the four investing partnerships who are not plaintiffs in the Action. The Second Action names as defendants BLC and GFB-AS. The complaint alleges a claim for breach of fiduciary duty arising out of the sale of facilities indirectly owned by the investing partnerships to Ventas and the subsequent lease of those facilities by Ventas to subsidiaries of BLC. The plaintiffs seek, among other relief, an accounting, damages in an unspecified amount, and disgorgement of unspecified amounts by which the defendants were allegedly unjustly enriched. On December 12, 2006, we filed an answer denying the claim asserted in the amended complaint and providing affirmative defenses. On December 27, 2006, the plaintiffs moved to certify the Action as a class action. Both the plaintiffs and defendants have served document production requests and the Action is currently in the beginning stages of document discovery. We also intend to vigorously defend this Second Action. Because these actions are in an early stage we cannot estimate the possible range of loss, if any.

There are no other legal proceedings ongoing as to which any director, officer or affiliate of the Company, any owner of record or beneficially of more than five percent of any class of voting securities of the Company, or any associate of any such director, officer, affiliate of the Company, or security holder is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our affiliates.

Director Independence

Our Board of Directors has affirmatively determined that Ms. Clegg, Messrs. Bumstead, Edwards and Leeds and Dr. Waxman are ‘‘independent’’ under Section 303A.02(b) of the New York Stock Exchange, or NYSE, listing standards because none of them had a material relationship with

Brookdale. In making this determination, our Board of Directors considered all relevant facts and circumstances, as required by applicable NYSE listing standards.

The NYSE rules require that the Board of Directors consist of a majority of ‘‘independent directors’’ and that the Nominating and Corporate Governance Committee, the Compensation Committee and the Audit Committee of the Board of Directors consist entirely of ‘‘independent directors.’’ Under NYSE listing standards, whether a director is an ‘‘independent director’’ is a subjective determination to be made by the Board of Directors, and a director of Brookdale only qualifies as ‘‘independent’’ if the Board of Directors affirmatively determines that the director has no material relationship with Brookdale (either directly or as a partner, shareholder or officer of an organization that has a relationship with Brookdale). While the test for independence is a subjective one, the NYSE rules also contain objective criteria that preclude directors from being considered independent in certain situations.

Specifically, persons meeting the following objective criteria are deemed to be not independent:

•	A director who is an employee, or whose immediate family member is an executive officer, of Brookdale (including any consolidated subsidiary), may not be considered independent until three years after the end of such employment relationship;

•	A director who has received, or whose immediate family member has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from Brookdale (including any consolidated subsidiary), other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	A director who (i) is, or whose immediate family is, a current partner of a firm that is the internal or external auditor of Brookdale; (ii) is a current employee of such a firm; (iii) a director whose immediate family member is a current employee of such firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on Brookdale’s audit within that time;

•	A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of Brookdale’s present executives serve on that company’s compensation committee may not be considered independent until three years after the end of such service or the employment relationship; and

•	A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company (or a consolidated subsidiary of such company) that makes payments to, or receives payments from, Brookdale for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues may not be considered an independent director until three years after falling below such threshold.

Ownership of a significant amount of Brookdale’s stock, by itself, does not constitute a material relationship.

The Board of Directors has not established additional guidelines to assist it in determining whether a director has a material relationship with Brookdale under NYSE rules, but instead evaluates each director or nominee for director under the tests set forth by the NYSE and through a broad consideration and evaluation of all relevant facts and circumstances. The Board of Directors, when assessing the materiality of a director’s relationship with Brookdale, also considers the issue not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation.

Compensation of Directors

We pay an annual director’s fee to each of Messrs. Bumstead, Leeds and Edwards, Ms. Clegg and Dr. Waxman equal to $30,000, payable semi-annually. Members of our Board of Directors are also reimbursed for reasonable costs and expenses incurred in attending board and committee meetings. In addition, an annual fee of $5,000 is paid to the chairs of each of the Audit and Compensation Committees of our Board of Directors, which fee is also payable semi-annually. Affiliated directors are not separately compensated by us. Our Board of Directors has determined that the fees payable to our independent directors will be paid by the issuance of vested common stock under our Omnibus Stock Incentive Plan, rather than in cash, based on the value of such common stock at the date of issuance, provided that any such issuance does not prevent any such director from being determined to be independent.

Each director of the Company who is not (i) an officer or employee of the Company or of any of its parents or subsidiaries or (ii) the beneficial owner, whether directly or indirectly, of ten percent or more of our common stock (an ‘‘eligible director’’) is eligible to receive additional stock grants under our Omnibus Stock Incentive Plan. Each member of our Board of Directors that was an eligible director immediately prior to the consummation of our initial public offering was granted 15,790 shares of common stock (the ‘‘initial directors’ share grants’’) on the first day following the consummation of the initial public offering, which shares vest in three equal portions on the last day of each of the Company’s 2006, 2007 and 2008 fiscal years, provided the director is still serving as of the applicable vesting date. Pursuant to these arrangements, 63,160 shares of our common stock in the aggregate (or 15,790 shares each) were granted to Ms. Clegg, Messrs. Edwards and Leeds and Dr. Waxman on the first day following the consummation of our initial public offering on November 22, 2005. In addition, Mr. Bumstead, who became a director effective August 11, 2006, was granted 6,459 shares of common stock on the date he joined the board, which shares vest in three equal portions on December 31, 2007, December 31, 2008 and December 31, 2009, provided he is still serving as of the applicable vesting date. Each eligible director holding these shares of restricted stock will be entitled to any dividends that become payable on such shares during the restricted period so long as such director continues to serve us as a director as of the applicable record dates. Except as otherwise provided by the plan administrator of the Omnibus Stock Incentive Plan, each eligible director who did not receive an initial directors’ share grant (or an equivalent grant upon his or her appointment to the board) will receive automatic annual grants of unrestricted common stock valued at $15,000 based on the fair market value of the shares on the date of grant, on the first business day after each annual meeting of stockholders during the term of the Omnibus Stock Incentive Plan.

The following table sets forth certain summary information for the year ending December 31, 2006 with respect to the compensation awarded to, earned by, or paid to our directors. The table below excludes the following amounts relating to dividends paid during 2006 on unvested shares held by certain of the directors: $2,584 for Mr. Bumstead; and $21,317 for each of Ms. Clegg, Messrs. Edwards and Leeds and Dr. Waxman. Although dividends on unvested shares of stock are viewed by the Compensation Committee as part of each director’s total compensation, such amounts are excluded from the table because the full dollar value of the dividends is factored into the grant date fair value of each restricted stock award granted to the directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Total ($)
Wesley R. Edens(4)	—	—	—
William B. Doniger(4)	—	—	—
Frank M. Bumstead(5)	—	53,861	53,861
Jackie M. Clegg	—	130,003	130,003
Bradley E. Cooper(6)	—	—	—
Jeffrey G. Edwards	—	135,003	135,003
Jeffrey R. Leeds	—	135,003	135,003
Dr. Samuel Waxman	—	130,003	130,003

(1)	The grant date fair value of each equity award reflected in the table, computed in accordance with FAS 123R, is as follows:

Name	Number of Shares of Stock Granted (#)	Grant Date Fair Value of Stock Awards ($)
Mr. Bumstead	6,459	300,000
	333	15,000
Ms. Clegg	15,790	300,000
	360	15,000
	333	15,000
Mr. Edwards	15,790	300,000
	420	17,500
	388	17,500
Mr. Leeds	15,790	300,000
	420	17,500
	388	17,500
Dr. Waxman	15,790	300,000
	360	15,000
	333	15,000

(2)	The aggregate number of unvested stock awards held by each director at December 31, 2006 (after giving effect to shares vesting on that date) is as follows:

Name	Aggregate Number of Unvested Stock Awards (#)
Mr. Bumstead	6,459
Ms. Clegg	10,526
Mr. Edwards	10,526
Mr. Leeds	10,526
Dr. Waxman	10,526

(3)	There were no forfeitures of stock awards held by the directors during 2006. See Note 14 to our Consolidated and Combined Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 for a summary of the assumptions made in the valuation of restricted stock awards.

(4)	Messrs. Edens and Doniger, as affiliated directors, do not receive compensation from us for service as members of the Board of Directors.
(5)	Mr. Bumstead became a member of our Board of Directors effective as of August 11, 2006.
(6)	Mr. Cooper resigned as a director effective as of August 2, 2006. Mr. Cooper, as an affiliated director, did not receive compensation from us for service as a member of the Board of Directors.

Meetings of the Board of Directors

The Board of Directors met 11 times in 2006. Each of our directors attended at least 75% of the total number of meetings of the Board of Directors and all committees of the Board of Directors on which he or she served during 2006.

Executive sessions of ‘‘non-management’’ directors, as defined under the rules of the NYSE, are required to be held periodically. Any non-management director can request that an additional executive session be scheduled. Our non-management directors have elected Jeffrey G. Edwards as ‘‘Lead Outside Director’’ to serve as chairperson for each executive session.

Brookdale does not require directors to attend the annual stockholders’ meetings, although they are invited and encouraged to attend. Six of the then-incumbent members of the Board of Directors attended the 2006 annual meeting of stockholders.

Committees of the Board of Directors

Brookdale has established four separate standing committees of its Board of Directors: the Audit Committee, the Compensation Committee, the Investment Committee and the Nominating and Corporate Governance Committee.

Audit Committee

The Company has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit Committee’s functions include:

•	reviewing the audit plans and findings of the independent registered public accounting firm and our internal audit and risk review staff, as well as the results of regulatory examinations, and tracking management’s corrective action plans where necessary;

•	reviewing our financial statements (and related regulatory filings), including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;

•	reviewing our risk and control issues, compliance programs and significant tax and legal matters;

•	having the sole discretion to appoint annually the independent registered public accounting firm and evaluating its independence and performance, as well as to set clear hiring policies for the Company’s hiring of employees or former employees of the independent registered public accounting firm; and

•	reviewing our risk management processes.

The Audit Committee is currently chaired by Mr. Leeds and also consists of Mr. Edwards and Ms. Clegg. All three members are ‘‘independent’’ directors as defined under NYSE rules and under section 10A-3 of the Securities Exchange Act of 1934, as amended. The Board of Directors has determined that Mr. Leeds is an ‘‘audit committee financial expert’’ as defined by the rules of the Securities and Exchange Commission, or SEC.

Ms. Clegg also currently serves on the audit committees of the following public companies: Blockbuster Inc., Cardiome Pharma Corp., the Chicago Board of Trade and Javelin Pharmaceuticals, Inc. Our Board of Directors has determined that Ms. Clegg’s simultaneous service on the Company’s Audit Committee and the audit committees of the foregoing public companies does not impair her ability to effectively serve on the Company’s Audit Committee. No other member of the Audit Committee simultaneously serves on the audit committees of more than three public companies. In 2006, the Audit Committee held nine meetings. The report of the Audit Committee is included on page 37.

The Board of Directors has adopted a written charter for the Audit Committee and a current copy of this charter is available on our website, located at www.brookdaleliving.com. In addition, a copy of the charter is available in print to any stockholder by request to the following address: Brookdale Senior Living Inc., Attention: Secretary, 330 North Wabash Avenue, Suite 1400, Chicago, Illinois 60611.

Compensation Committee

The Compensation Committee’s functions include:

•	reviewing and recommending to the Board of Directors the salaries, benefits and restricted stock and other equity-related grants for all employees, consultants, officers, directors and other individuals compensated by us;

•	reviewing and approving corporate goals and objectives relevant to our Co-Chief Executive Officers’ and other executive officers’ compensation, evaluating the Co-Chief Executive Officers’ and other executive officers’ performance in light of those goals and objectives, and determining the Chief Executive Officers’ and other executive officers’ compensation based on that evaluation; and

•	overseeing our compensation and employee benefit and incentive compensation plans and administering our Omnibus Stock Incentive Plan.

The Compensation Committee is currently chaired by Mr. Edwards and also consists of Messrs. Bumstead and Leeds and Dr. Waxman. All four members are ‘‘independent’’ directors as defined under the NYSE rules. In 2006, the Compensation Committee held six meetings. The report of the Compensation Committee is included on page 29.

The Board of Directors has adopted a written charter for the Compensation Committee and a current copy of this charter is available on our website, located at www.brookdaleliving.com. In addition, a copy of the charter is available in print to any stockholder by request to the following address: Brookdale Senior Living Inc., Attention: Secretary, 330 North Wabash Avenue, Suite 1400, Chicago, Illinois 60611.

Investment Committee

The Investment Committee reviews and approves certain investments and proposed transactions on behalf of the Board of Directors and performs such other responsibilities as may be delegated to it by the Board of Directors from time to time. Mr. Edens serves as the sole member of the Investment Committee and Mr. Doniger serves as the sole alternate member. The Investment Committee did not hold any meetings during 2006, but did take action by written consent on numerous occasions.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s functions include:

•	reviewing the performance of the Board of Directors and incumbent directors and making recommendations to the Board of Directors regarding the selection of candidates, qualification and competency requirements for service on the Board of Directors and the suitability of proposed nominees as directors;

•	advising the Board of Directors with respect to the corporate governance principles applicable to Brookdale; and

•	overseeing the evaluation of the Board of Directors and Brookdale’s management.

The Nominating and Corporate Governance Committee is currently chaired by Ms. Clegg and also consists of Mr. Leeds and Dr. Waxman. All three members are ‘‘independent’’ directors as defined under the NYSE rules. In 2006, the Nominating and Corporate Governance Committee held four meetings.

The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee and a current copy of this charter is available on our website, located at www.brookdaleliving.com. In addition, a copy of the charter is available in print to any stockholder by request to the following address: Brookdale Senior Living Inc., Attention: Secretary, 330 North Wabash Avenue, Suite 1400, Chicago, Illinois 60611.

The Nominating and Corporate Governance Committee works with the Board of Directors to determine the appropriate and necessary characteristics, skills and experience of the Board of Directors, both as a whole and with respect to its individual members. The committee evaluates biographical and background information relating to potential candidates and interviews candidates selected by members of the committee and by the Board of Directors in making its decisions as to prospective candidates to the Board of Directors. While the committee does not specifically set forth any minimum skills that a candidate must have prior to consideration, the committee thoroughly examines a candidate’s understanding of marketing, finance and other elements relevant to the success of a publicly traded company in today’s business environment, understanding of Brookdale’s business, and educational and professional background. The committee evaluates each individual in the context of the Board of Directors as a whole, with the objective of recommending a group that can best perpetuate the success of Brookdale’s business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board of Directors. The Nominating and Corporate Governance Committee identifies potential nominees by asking current directors and executive officers to notify the Nominating and Corporate Governance Committee if they become aware of suitable candidates. As described below, the Nominating and Corporate Governance Committee will also consider candidates recommended by stockholders. We have not paid any third party a fee to assist in the process of identifying or evaluating candidates; however the Nominating and Corporate Governance Committee may elect in the future to engage firms that specialize in identifying director candidates.

Each of the nominees for election as director at the Annual Meeting as described in this proxy statement, Mr. Doniger, Ms. Clegg and Mr. Edwards, are presently directors of Brookdale and thus are standing for re-election at the Annual Meeting.

While the Nominating and Corporate Governance Committee’s charter and our corporate governance guidelines provide that the committee may, if it deems appropriate, establish procedures to be followed by stockholders in submitting recommendations for director candidates, the Nominating and Corporate Governance Committee has not, at this time, put in place a formal policy with regard to such procedures. This is because procedures are set forth in our Amended and Restated Bylaws which permit stockholders to submit recommendations for director candidates. The Board of Directors believes that it is appropriate for Brookdale not to have a specific policy since stockholders are always free to submit recommendations for director candidates, simply by following the procedures set forth in the Amended and Restated Bylaws, as described below.

A stockholder wishing to make a nomination for a board candidate must give timely notice of the nomination in proper written form to our Secretary. To be timely, the notice must be delivered to or mailed and received at the principal executive offices of Brookdale (a) in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 25 days before or after such anniversary date, the notice by the stockholder, in order to be timely, must be received not later than the close of business on the tenth day following the day on which the notice of the date of the annual meeting was mailed or the public disclosure of the date of the annual meeting was made, whichever first occurs; and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

The notice must set forth, as to each person whom the stockholder proposes to nominate for election as a director, the person’s name, age, business and residence address, the person’s principal occupation or employment, and the class or series and number of shares of capital stock of Brookdale that are owned beneficially or of record by the person. The notice must also set forth the name and record address of the stockholder, the class or series and number of shares of capital stock of Brookdale that the stockholder beneficially owns or owns of record, a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the stockholder and a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in the notice. In addition, the notice must also include any other information relating to the stockholder or to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors under Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder and must also be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

If the Chairman of the Board of Directors determines that a nomination was not made in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

A person must own shares of Brookdale stock on the date that he or she sends the notice to Brookdale under the procedures above for the nomination to be valid under the Amended and Restated Bylaws. Stockholders should submit the notice described above to ‘‘Brookdale Senior Living Inc. Nominating and Corporate Governance Committee’’ c/o General Counsel, Brookdale Senior Living Inc., 330 North Wabash Avenue, Suite 1400, Chicago, Illinois 60611. Provided that the required biographical and background material described above is provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by members of the Board of Directors.

Corporate Governance

The role of our Board of Directors is to ensure that Brookdale is managed for the long-term benefit of our stockholders. To fulfill this role, the Board of Directors has adopted corporate governance principles designed to assure compliance with all applicable corporate governance standards. In addition, the Board of Directors is informed regarding Brookdale’s activities and periodically reviews, and advises management with respect to, Brookdale’s annual operating plans and strategic initiatives.

The Board of Directors has adopted Corporate Governance Guidelines. The Board of Directors has also adopted a Code of Business Conduct and Ethics and a Code of Ethics for Chief Executive and Senior Financial Officers to help ensure that Brookdale abides by applicable corporate governance standards. These guidelines and codes can be accessed at the ‘‘Investor Relations’’ section of our website, www.brookdaleliving.com, or we will send a copy in print, at no charge, upon request addressed to our Secretary, Brookdale Senior Living Inc., 330 North Wabash Avenue, Suite 1400, Chicago, Illinois 60611.

Communications from Stockholders

The Board of Directors has in place a process for security holders to send communications to the Board of Directors. Specifically, the Board of Directors will review and give appropriate attention to written communications submitted by stockholders and other interested parties, and will respond if and as appropriate. Absent unusual circumstances or as otherwise contemplated by committee charters, the Chairperson of the Nominating and Corporate Governance Committee will, with the assistance of Brookdale’s General Counsel, (1) be primarily responsible for monitoring communications from stockholders and (2) provide copies or summaries of such communications to the other directors as he or she considers appropriate. Communications will generally be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Chairperson of the Nominating and Corporate Governance Committee considers to be important for the directors to consider.

Stockholders and other interested parties who wish to send communications on any topic to the Board of Directors should address such communications to Chairperson of the Nominating and Corporate Governance Committee, c/o General Counsel, Brookdale Senior Living Inc., 330 North Wabash Avenue, Suite 1400, Chicago, Illinois 60611. Stockholders who wish to contact any other non-management director should address such communications to the non-management director they wish to contact (or if any, to ‘‘Any Non-Management Director’’), c/o General Counsel, Brookdale Senior Living Inc., 330 North Wabash Avenue, Suite 1400, Chicago, Illinois 60611.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The Compensation Committee (the ‘‘Committee’’) administers the Company’s executive compensation program. In this regard, the role of the Committee is to oversee our compensation plans and policies, administer our Omnibus Stock Incentive Plan, perform an annual review of executive compensation plans and annually review and approve all decisions regarding the compensation of executive officers. In addition, the Committee is responsible for annually evaluating the appropriate level of compensation for non-employee directors. The Committee’s charter reflects these responsibilities and provides that the Committee and the Board of Directors will periodically review and, if appropriate, revise the charter. The Committee’s membership is determined by the Board of Directors and is composed entirely of independent directors. The Committee meets at scheduled times during the year and also takes action by written consent. The Committee Chairman reports on Committee actions and recommendations to the Board of Directors. In addition, the Committee has the authority to engage the services of outside advisers, experts and others to assist it and to delegate authority to subcommittees as it deems appropriate.

To date, the Committee has not retained a compensation consultant to review our policies and procedures with respect to executive or director compensation, or to recommend or determine the amount or form of executive or director compensation (although the Committee does have access to survey results and other information prepared by various consulting firms). The Committee may elect in the future to retain a compensation consultant if it determines that doing so would assist it in implementing and maintaining compensation plans and programs.

Certain of our executive officers, including our Co-Chief Executive Officers, participate in Committee meetings (excluding executive sessions of the Committee) and assist the Committee in fulfilling its responsibilities regarding executive and director compensation. In that regard, our executive officers may provide information to the Committee and make recommendations to the Committee regarding compensation programs and levels (including recommendations regarding proposed equity grants). Our Co-Chief Executive Officers typically recommend to the Committee any changes in the compensation of our other executive officers. Nevertheless, the Committee retains the ultimate authority and responsibility for determining the form and amount of executive and director compensation.

Throughout this proxy statement, we refer to our Co-Chief Executive Officers, R. Stanley Young, our former Executive Vice President and Chief Financial Officer, our three other most highly compensated executive officers and Deborah C. Paskin, our former Executive Vice President, General Counsel and Secretary, as our ‘‘named executive officers’’.

General Compensation Philosophy

Our general compensation philosophy is that total cash compensation should vary with the Company’s and the individual’s performance in achieving financial and non-financial objectives, and that any long-term incentive compensation that is awarded to senior managers should be closely aligned with the stockholders’ interests. Thus, long-term incentive compensation should be generally comprised of equity-based awards, the value of which cannot be realized immediately and depends upon the long-term performance of the Company and an associated increase in stockholder value. This general compensation philosophy applies to all of the Company’s employees, including our Co-Chief Executive Officers and other executive officers, usually with a more significant level of variability and compensation at risk as an employee’s level of responsibility increases. The key strategic compensation design priorities for the Company are: alignment with stockholder interests, employee retention and cost management.

Our compensation philosophy is designed to ensure that our compensation programs are effective in rewarding associate performance, retaining key associates and attracting new associates responsible for the success of the Company. To accomplish this objective, the Company will provide compensation that is:

•	Competitive Externally,

•	Fair Internally, and

•	Based upon Performance.

As discussed more fully below, in 2007, we have adopted a new set of compensation principles and practices for our named executive officers.

2006 Named Executive Officer Compensation

For 2006, the total annual compensation for the Company’s named executive officers consisted of base salary, performance-based compensation (annual bonuses), long-term incentive compensation (i.e., awards of restricted stock) and dividends on unvested shares of restricted stock:

•	Base Salary

The Committee does not generally believe that executive officers’ base salaries should exceed $200,000 as it feels that compensation above that amount should be variable, performance-based compensation, as described below. For this reason, employment agreements with executives generally specify a base salary at or below this amount. Once base salary is fixed, it does not depend on the Company’s performance.

•	Performance-Based Compensation (Annual Bonuses )

The purpose of performance-based compensation is to motivate and reward eligible employees for their contributions to the Company’s performance for the applicable year by providing them with the opportunity to receive an annual bonus, a portion of which is generally payable in cash and a portion of which is generally payable in vested and/or unvested shares of common stock. This is accomplished by making a portion of their compensation variable and dependent upon individual and/or Company performance during the applicable year. However, in some instances, an executive employment agreement may guarantee a particular bonus for a specified period of time.

•	Long-term Incentive Compensation

The purpose of long-term incentive compensation is to align an employee’s long-term goals with those of the stockholders. With respect to long-term incentive compensation, we have decided to use restricted stock to encourage employees to focus on the Company’s growth and increased stock value. We have never granted stock options and have no current plans to do so. The use of restricted stock as an incentive has the added value of aligning executive compensation with growing dividends. Additionally, as a retention tool, restricted stock retains value to the employee irrespective of any movement in stock price. This encourages employees to remain with the Company during the restricted period and to continue to work to achieve the Company’s long-term goals for growth and profitability.

•	Dividends on Unvested Shares of Restricted Stock

The Committee believes that the payment of dividends on unvested shares of restricted stock is an important component of the total compensation package of our named executive officers and further aligns their compensation with the interests of all stockholders. Each of our named executive officers is eligible to receive dividends on unvested shares of restricted stock granted to them, subject to the Committee’s approval at the time of grant.

Fiscal 2006 compensation levels for the Company’s named executive officers, including base salaries, bonus targets and long-term incentive awards, were established by the Committee based on the terms of employment agreements or letter agreements previously entered into with the named executive officers. The employment agreements with Mark J. Schulte, our Co-Chief Executive Officer, Mark W. Ohlendorf, our Co-President and Chief Financial Officer (effective March 30, 2007), John P. Rijos, our Co-President, R. Stanley Young, our former Executive Vice President and Chief Financial Officer, and Ms. Paskin were negotiated and entered into in connection with the Company’s initial public offering. The letter agreement for Paul A. Froning, our Executive Vice President and Chief Investment Officer, was entered into in connection with his employment by the Company in 2005. Our employment agreement with W.E. Sheriff, our Co-Chief Executive Officer, was negotiated and entered into in connection with the Company’s acquisition of American Retirement Corporation, or ARC, in 2006. The terms of the employment agreements and Mr. Froning’s letter agreement are discussed below.

During 2006, Mr. Young and Ms. Paskin each entered into a Separation Agreement and General Release in connection with their resignation from the Company. The terms of the Separation Agreements are discussed below.

2006 Base Salaries and Performance-Based Compensation

The annual base salaries and target bonus amounts for our named executive officers for fiscal 2006 are set forth below:

Name	Annual Base Salary	2006 Target Bonus
Mark J. Schulte	$200,000	$200,000
W.E. Sheriff	$200,000	$540,000
Mark W. Ohlendorf	$200,000	$400,000
John P. Rijos	$200,000	$200,000
R. Stanley Young	$175,000	$150,000
Paul A. Froning	$200,000	$450,000
Deborah C. Paskin	$150,000	$100,000

Pursuant to the terms of their employment agreements, the 2006 target bonus opportunity for each of Mr. Schulte, Mr. Ohlendorf, Mr. Rijos, Mr. Young and Ms. Paskin would be payable in a combination of 50% cash and 50% vested shares of the Company’s common stock at the fair market value on the date of grant. Mr. Sheriff’s employment agreement provides that his 2006 target bonus opportunity would be calculated according to the 2006 bonus formula of ARC in effect prior to the Company’s acquisition of ARC, as adjusted as mutually agreed upon by the parties to give effect to the impact of the acquisition. Pursuant to his letter agreement, Mr. Froning’s 2006 target bonus opportunity would be payable two-thirds ( 2/3) in cash and one-third ( 1/3) in shares of restricted stock at the fair market value on the date of grant. Any restricted shares issued would be scheduled to vest in equal installments on the third, fourth and fifth anniversaries of the date of grant.

For 2006, performance targets for Messrs. Schulte, Ohlendorf, Rijos and Young and Ms. Paskin were based on net cash flow. Mr. Sheriff’s performance targets were based on ARC’s EBITDA and the number of net move-ins in select ARC assisted living communities. Mr. Froning’s performance targets were based on the achievement of specified acquisition goals.

In March 2007, following a review and discussion with management of the Company’s performance in 2006 against the previously established performance measures, the Committee authorized the payment of bonuses to certain members of management, including the Company’s named executive officers, with respect to fiscal 2006 performance. Pursuant to the Compensation Committee’s action, the named executive officers were awarded the bonuses set forth below:

Name	Cash Awarded	Value of Vested Shares Awarded	Number of Vested Shares Awarded	Value of Unvested Shares Awarded	Number of Unvested Shares Awarded
Mark J. Schulte	$50,000	$50,000	1,110	$100,000	2,221
W.E. Sheriff	$187,046	—	—	—	—
Mark W. Ohlendorf	$100,000	$100,000	2,221	$200,000	4,442
John P. Rijos	$50,000	$50,000	1,110	$100,000	2,221
R. Stanley Young	$37,500	$37,500	832	—	—
Paul A. Froning	$300,000	—	—	$380,000	8,440
Deborah C. Paskin	$25,000	$25,000	555	—	—

Based on its review of the Company’s 2006 performance, the Committee determined that Messrs. Schulte, Ohlendorf, Rijos and Young and Ms. Paskin had earned 50% of their target bonus amounts. The Committee also determined that, based on ARC’s 2006 performance, Mr. Sheriff had earned approximately 35% of his target bonus amount. With respect to Mr. Froning, the Committee determined that he had exceeded his targeted level of performance.

As indicated in the table above, Messrs. Schulte, Ohlendorf and Rijos were each awarded discretionary unvested shares of restricted stock as a portion of their 2006 bonuses. The Committee approved these discretionary grants in light of the Company’s successful 2006 acquisition and integration activities.

Notwithstanding any employment agreement or letter agreement provisions to the contrary, the Committee determined that all unvested shares awarded to the named executive officers will vest ratably in three annual installments beginning on the first anniversary of the date of grant, subject to an officer’s continued employment. Each of the officers will also be entitled to receive dividends on the unvested shares.

2006 Long-Term Incentive Awards

Because most of the named executive officers had received substantial grants of restricted stock prior to the consummation of the Company’s initial public offering, the Committee did not make any long-term incentive grants of restricted stock in 2006 to Mr. Schulte, Mr. Ohlendorf, Mr. Rijos, Mr. Young or Ms. Paskin. Mr. Froning received a grant of 2,600 shares of restricted stock in March 2006, in connection with grants to other management-level employees, with a fair market value of $86,060. At the time of grant, Mr. Froning was not an executive officer of the Company.

In connection with the acquisition of ARC and Mr. Sheriff’s employment as our Co-Chief Executive Officer, Mr. Sheriff was required to purchase 249,752 shares of our common stock. Upon completing the purchase, Mr. Sheriff was awarded a matching grant of 249,752 shares of restricted stock. 49,950 of the restricted shares are subject to time-vesting and 199,802 of the restricted shares are subject to performance-vesting conditions. The aggregate fair market value of the restricted stock granted to Mr. Sheriff in connection with his employment was $11,988,096.

2006 Dividends on Unvested Shares of Restricted Stock

During 2006, our named executive officers received the following amounts as dividends on unvested shares of restricted stock previously awarded to them: $298,422 for Mr. Schulte; $99,901 for Mr. Sheriff; $303,750 for Mr. Ohlendorf; $298,422 for Mr. Rijos; $255,384 for Mr. Young; $115,965 for Mr. Froning; and $127,499 for Ms. Paskin. Our named executive officers also receive dividends on vested shares of stock, but the Committee does not view such dividends as part of our named executive officers’ compensation, as all stockholders are entitled to receive any dividends that are declared on vested shares of our common stock.

2007 Named Executive Officer Compensation

During 2006 and early 2007, the Committee engaged in a review of our executive compensation program, seeking advice and input from Brookdale’s management, as well as reviewing compensation data with respect to comparable companies. Based on that review, in March 2007, the Committee adopted a set of compensation principles and practices for our named executive officers.

Under the new compensation principles applicable to our Senior Executive Officers (defined below), we will pursue the concept of ‘‘total compensation’’ that includes short and long term compensation, which shall take the form of salary, bonuses (including cash and equity components) and dividends from unvested awards of stock. In determining the targeted amount of each Senior Executive Officer’s total compensation for 2007, the Committee reviewed a compensation report prepared by a national compensation consultant to determine the total compensation of executives in similar positions at comparable companies. For 2007, each Senior Executive Officer will have a compensation package that consists of:

•	Base Salary

The Committee believes that it is appropriate to maintain a moderate salary for each position and to use dividends on unvested equity grants and an annual bonus opportunity (consisting of cash and equity components) to remain market competitive. Consistent with this philosophy, each Senior Executive Officer will continue to receive an annual base salary of $200,000 for 2007.

•	An Annual Bonus Opportunity

The Committee believes that each Senior Executive Officer should be given a significant bonus opportunity tied to annual performance, a significant portion of which will be in the form of performance-based equity compensation, as described in detail below.

•	Dividends on Unvested Shares of Restricted Stock

The Committee continues to view dividends on unvested shares of restricted stock as part of each Senior Executive Officers’ total compensation package. Each of our Senior Executive Officers will continue to be eligible to receive dividends on unvested shares of restricted stock granted to them, subject to the Committee’s approval at the time of grant.

2007 Annual Bonus Opportunity

Pursuant to the Committee’s action, the following individuals, who have been designated as our Senior Executive Officers, will be eligible for the annual target bonus opportunity set forth below:

Name	Annual Base Salary	Annual Target Bonus Opportunity	Percentage Payable in Cash	Percentage Payable in Equity
Mark J. Schulte	$200,000	6.0 times base salary	16.7%	83.3%
W.E. Sheriff	$200,000	6.0 times base salary	16.7%	83.3%
Mark W. Ohlendorf	$200,000	6.0 times base salary*	23.1%	76.9%
John P. Rijos	$200,000	6.0 times base salary	16.7%	83.3%
T. Andrew Smith(1)	$200,000	6.0 times base salary	25.0%	75.0%
Paul A. Froning	$200,000	6.0 times base salary	25.0%	75.0%

*	plus additional $100,000 cash portion included in Percentage Payable in Cash above
(1)	Mr. Smith is our Executive Vice President, General Counsel and Secretary.

The bonus for each Senior Executive Officer will be paid in the manner set forth above dependent upon the Company’s level of achievement of annual performance goals established by the Compensation Committee. For 2007, the performance targets are based on Cash From Facility Operations, or CFFO. Achievement of the targeted level of performance will require significant growth in CFFO and, consequently, management views the performance targets to be challenging.

The actual percentage of the annual target bonus opportunity set forth above that each Senior Executive Officer will receive shall be determined as follows:

Achievement Level	Percentage of Target Bonus Opportunity Awarded
Achieve 103% or more of annual target	150%
Achieve 101%, but less than 103%, of annual target	125%
Achieve 96%, but less than 101%, of annual target	100%
Achieve 92%, but less than 96%, of annual target	50%
Achieve less than 92% of annual target	0%

For Senior Executive Officers, bonus opportunity percentages will not be pro-rated between the steps set forth above.

The portion of any annual bonus that is payable in equity will be paid in the form of unvested restricted stock, based on the market price of the Company’s common stock on the date of grant. Any awards earned will be granted by the Committee at the time that it determines annual bonus payouts. Any such award will be performance-based, using an appropriate annual performance measure selected by the Committee at the time of grant (such as CFFO), and will vest in two annual tranches, dependent upon an individual’s continued employment and the level of achievement of performance goals established for each tranche at the time of grant. It is intended that the target performance goal to be established for the first tranche of each equity award will be set at a level that is consistent with goals established in the Company’s annual business plan for the year in which the grant is made. The target for the second year’s tranche would be based on a reasonable growth rate over the first year target.

The actual percentage of shares that will vest with respect to the first annual tranche will be determined as follows:

Achievement Level	Percentage of Tranche Vesting
Achieve 97.5% or more of that year’s goal	100% vested (remaining shares carry over)
Achieve 96% or more of that year’s goal	75% vested (remaining shares carry over)
Achieve 94% or more of that year’s goal	50% vested (remaining shares carry over)
Achieve 92% or more of that year’s goal	25% vested (remaining shares carry over)
Achieve less than 92% of that year’s goal	No shares vest at that time (remaining shares carry over)

Any shares in the first annual tranche that do not vest will rollover and may vest in connection with the vesting of the shares in the second annual tranche, dependent upon achievement of the performance goals established for the second annual tranche. The actual percentage of remaining unvested shares that will vest upon achievement of the goals established for the second annual tranche shall be determined as follows:

Achievement Level	Percentage of Unvested Shares Vesting
Achieve 97.5% or more of that year’s goal	100% of remaining unvested shares vested
Achieve 96% or more of that year’s goal	75% of remaining unvested shares vested (all remaining unvested shares will be forfeited)
Achieve 94% or more of that year’s goal	50% of remaining unvested shares vested (all remaining unvested shares will be forfeited)
Achieve 92% or more of that year’s goal	25% of remaining unvested shares vested (all remaining unvested shares will be forfeited)
Achieve less than 92% of that year’s goal	All remaining unvested shares will be forfeited

The percentage of shares vesting in each tranche will be pro-rated between the steps set forth above.

Section 162(m) Limits on Deductibility

Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1,000,000 on the amount of compensation that a company may deduct in any one year with respect to its chief executive officer and each of its four most highly paid executive officers other than the chief executive officer. Certain performance-based compensation approved by stockholders is not subject to the compensation deduction limit. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy that all compensation must be deductible.

Employment Agreements with Named Executive Officers

As noted above, we entered into employment agreements with each of our named executive officers (other than Mr. Froning) in connection with our initial public offering in 2005 and, with respect to Mr. Sheriff, in connection with the acquisition of ARC in 2006. Other than the positions and salary and bonuses (which are detailed in the discussion of 2006 Named Executive Officer Compensation above), these employment agreements are substantially the same, except as noted below.

Under the employment agreements, the executives’ bonuses for the first fiscal year commencing after the effective date of the employment agreements were to be paid 50% in cash and 50% in restricted shares of the Company’s common stock pursuant to our Omnibus Stock Incentive Plan. After the first fiscal year following the effective date of the employment agreements, the executives’ respective bonuses are to be based on achievement of certain performance standards as determined by the Committee (acting on behalf of the Board of Directors) in its discretion, and may be payable in a combination of cash and vested shares of common stock in the Committee’s discretion; however, bonus amounts that exceed the executives’ target bonuses may be paid in unvested restricted shares of Company common stock, as determined by the Committee in its discretion.

The employment agreements have three year initial terms at the end of which the agreements automatically extend on an annual basis for up to two additional one year terms, unless notice not to renew an agreement is given 90 days prior to the expiration of its term. The employment agreements provide that the executives will be entitled to all the usual benefits offered to employees at the executives’ levels including, vacation, sick time, participation in the employer’s 401(k) retirement plan and medical, dental and insurance programs, all in accordance with the terms of such plans and programs in effect from time to time.

The material terms of Mr. Sheriff’s employment agreement are substantially similar to the material terms of the existing employment agreements between the Company and its other named executive officers, including with respect to rights and obligations upon termination of employment and entitlement to certain employee benefits. Mr. Sheriff’s employment agreement provides that his 2006 target bonus opportunity was to be calculated according to the 2006 bonus formula of ARC in effect prior to the Company’s acquisition of ARC, as adjusted as mutually agreed upon by the parties to give effect to the impact of the acquisition.

As a condition to entering into the employment agreement, Mr. Sheriff agreed to invest $9,508,073 in our common stock at a price of $38.07 per share, which shares are subject to an 18-month holding period. Following the purchase, Mr. Sheriff was granted a number of restricted shares equal to the number of shares he acquired pursuant to this obligation. Eighty percent (80%) of the restricted shares will vest upon the attainment of performance goals and 20% of the shares will vest based upon continued employment with the Company.

Mr. Froning’s letter agreement provides that, for 2006, he was entitled to an annual salary of $200,000 and an annual target bonus opportunity of $450,000, payable two-thirds ( 2/3) in cash and one-third ( 1/3) in shares of restricted stock at the fair market value on the date of grant. Under the terms of the letter agreement, any restricted shares issued would be scheduled to vest in equal installments on the third, fourth and fifth anniversaries of the date of grant. The letter agreement also provides that Mr. Froning is entitled to participate in the Company’s benefit programs.

As discussed below, Mr. Young and Ms. Paskin have each entered into a Separation Agreement and General Release in connection with their resignation, which effectively superseded their employment agreements.

See ‘‘Potential Payments Upon Termination or Change in Control’’ below for a summary of the provisions of the employment agreements relating to severance, termination and change in control.

Separation Agreement and General Release with R. Stanley Young

On September 15, 2006, we entered into a Separation Agreement and General Release with Mr. Young, pursuant to which Mr. Young resigned as an officer and employee of the Company effective March 30, 2007.

Mr. Young acknowledged that the consideration accorded him in the Separation Agreement was in lieu of and in full satisfaction of any obligations, including any amounts that might be payable or securities deliverable, under any contract, agreement, plan, policy, program, practice or otherwise, past or present, of the Company or any of its affiliates, including, but not limited to, his employment agreement, other than any accrued and vested benefits under any tax-qualified retirement plans.

Pursuant to the Separation Agreement, we agreed that, subject to certain conditions, (i) 1,000 of the shares of Mr. Young’s unvested restricted stock would become fully vested on the first business day after the seven calendar day revocation period provided in the Separation Agreement had passed; (ii) 2,000 of the shares of Mr. Young’s unvested restricted stock would become fully vested on the effective date of his resignation; (iii) 186,469 of the shares of Mr. Young’s unvested restricted stock would become fully vested on the effective date of his resignation, provided he executed a general release of all claims; and (iv) a performance-determined annual bonus based on the target bonus of $150,000, as described in his employment agreement, would be delivered at the same time as similarly designed bonuses under the employment agreements of other Brookdale employees and would be comprised of 50% cash and 50% vested shares of the Company’s common stock.

Separation Agreement and General Release with Deborah C. Paskin

On September 15, 2006, we also entered into a Separation Agreement and General Release with Ms. Paskin, pursuant to which Ms. Paskin resigned as an employee of the Company effective January 1, 2007. Ms. Paskin ceased service as an executive officer on October 16, 2006.

Ms. Paskin acknowledged that the consideration accorded her in the Separation Agreement was in lieu of and in full satisfaction of any obligations, including any amounts that might be payable or securities deliverable, under any contract, agreement, plan, policy, program, practice or otherwise, past or present, of the Company or any of its affiliates, including, but not limited to, her employment agreement, other than any accrued and vested benefits under any tax-qualified retirement plans.

Pursuant to the Separation Agreement, we agreed that, subject to certain conditions, (i) 1,000 of the shares of Ms. Paskin’s unvested restricted stock would become fully vested on the first business day after the seven calendar day revocation period provided in the Separation Agreement had passed; (ii) 1,000 of the shares of Ms. Paskin’s unvested restricted stock would become fully vested on the effective date of her resignation; (iii) a performance-determined annual bonus based on the target bonus of $100,000, as described in her employment agreement, would be delivered at the same time as similarly designed bonuses under the employment agreements of other Brookdale employees and would be comprised of 50% cash and 50% vested shares of the Company’s common stock; and (iv) 45,368 of the shares of Ms. Paskin’s unvested restricted stock would become fully vested on the effective date of her resignation, provided she executed a general release of all claims.

Summary Compensation Table

The following summary compensation table sets forth information concerning the compensation earned by, awarded to or paid to our named executive officers for the year ended December 31, 2006.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)		Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(2)(3)		Total ($)
Mark J. Schulte, Co-Chief Executive Officer	2006	196,154	1,146,718		50,000	3,821		1,396,693
W.E. Sheriff, Co-Chief Executive Officer(4)	2006	102,083	1,671,683		187,046	359,043	(5)	2,319,855
Mark W. Ohlendorf, Co-President and Chief Financial Officer(6)	2006	200,000	1,216,250		100,000	2,364		1,518,614
John P. Rijos, Co-President	2006	196,154	1,146,718		50,000	3,821		1,396,693
R. Stanley Young, Former Executive Vice President and Chief Financial Officer(7)	2006	171,635	4,682,404	(8)	37,500	3,812		4,895,351
Paul A. Froning, Executive Vice President and Chief Investment Officer	2006	196,154	436,280		300,000	2,090		934,524
Deborah C. Paskin, Former Executive Vice President, General Counsel and Secretary(9)	2006	147,115	2,098,923	(10)	25,000	3,803		2,274,841

(1)	There were no forfeitures of stock awards held by the named executive officers during 2006. See Note 14 to our Consolidated and Combined Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 for a summary of the assumptions made in the valuation of restricted stock awards.
(2)	Excludes the following amounts relating to dividends paid during 2006 on unvested shares held by the named executive officers: $298,422 for Mr. Schulte; $99,901 for Mr. Sheriff; $303,750 for Mr. Ohlendorf; $298,422 for Mr. Rijos; $255,384 for Mr. Young; $115,965 for Mr. Froning; and $127,499 for Ms. Paskin. Although dividends on unvested shares of stock are viewed by the Compensation Committee as part of each named executive officer’s total compensation, such amounts are excluded from the table because the full dollar value of the dividends is factored into the grant date fair value of each restricted stock award granted to the named executive officers.
(3)	Unless otherwise indicated, represents the employer matching contribution to the Company’s 401(k) Plan and/or premiums on Company-provided life insurance.
(4)	Mr. Sheriff became Co-Chief Executive Officer on July 25, 2006.
(5)	Includes $357,145 of compensation associated with Mr. Sheriff’s July 25, 2006 purchase of 249,752 shares of common stock for $38.07 per share pursuant to the terms of his employment agreement. Such shares were purchased at a discount of $1.43 per share (based on the $39.50 per share price at which shares were sold in the Company’s public offering on such date).
(6)	Mr. Ohlendorf became Chief Financial Officer on March 30, 2007.
(7)	Mr. Young resigned as an officer and employee of the Company effective March 30, 2007.
(8)	As described elsewhere in this proxy statement, we entered into a Separation Agreement and General Release with Mr. Young in September 2006. The Separation Agreement provided for accelerated vesting of certain restricted stock awards held by Mr. Young. The amount set forth in the table above reflects the compensation expense taken by the Company during 2006 in accordance with FAS 123R in connection with the accelerated vesting, offset by the reversal of compensation expense previously recognized by the Company in connection with the restricted stock awards.
(9)	Ms. Paskin ceased service as an executive officer on October 16, 2006 and resigned as an employee of the Company effective January 1, 2007.

(10)	As described elsewhere in this proxy statement, we entered into a Separation Agreement and General Release with Ms. Paskin in September 2006. The Separation Agreement provided for accelerated vesting of certain restricted stock awards held by Ms. Paskin. The amount set forth in the table above reflects the compensation expense taken by the Company during 2006 in accordance with FAS 123R in connection with the accelerated vesting, offset by the reversal of compensation expense previously recognized by the Company in connection with the restricted stock awards.

Grants of Plan Based Awards in Fiscal 2006

The following table summarizes grants of plan-based awards made to our named executive officers in 2006.

Name	Grant Date	Date of Board or Committee Approval of Grant	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock Awards ($)
			Threshold ($)	Target ($)		Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Mark J. Schulte			(1)	100,000	(1)	(1)	(1)	2,221	(1)	(1)
W.E. Sheriff			(2)	540,000	(2)	(2)
	07/25/2006	05/12/2006									249,752	(3)	357,145	(3)
	08/04/2006	05/12/2006									49,950	(4)	2,397,600
	08/04/2006	05/12/2006					(5)	199,802	(5)	(5)			9,590,496
Mark W. Ohlendorf			(1)	200,000	(1)	(1)	(1)	4,442	(1)	(1)
John P. Rijos			(1)	100,000	(1)	(1)	(1)	2,221	(1)	(1)
R. Stanley Young(6)			(1)	75,000	(1)	(1)	(1)	1,665	(1)	(1)
Paul A. Froning			(7)	300,000	(7)	(7)	(7)	3,331	(7)	(7)
	03/13/2006	03/13/2006									2,600	(8)	86,060
Deborah C. Paskin(9)			(1)	50,000	(1)	(1)	(1)	1,110	(1)	(1)

(1)	Represents the amounts payable in cash and in vested shares of common stock at target under the Company’s 2006 annual bonus program for the named executive officers. As discussed elsewhere in this proxy statement, for 2006, the respective named executive officers’ target bonus opportunity would be payable 50% in cash and 50% in vested shares of our common stock. The number of shares payable at target is based on the fair market value of the Company’s common stock on March 7, 2007 ($45.02), the date the award payouts for 2006 were actually determined. As reported in the Summary Compensation Table, the named executive officers actually earned the following cash amounts with respect to 2006 performance: Mr. Schulte — $50,000; Mr. Ohlendorf — $100,000; Mr. Rijos — $50,000; Mr. Young — $37,500; and Ms. Paskin — $25,000. In connection with the bonus payouts, the following vested shares of stock were actually issued on March 7, 2007: 1,110 to Mr. Schulte; 2,221 to Mr. Ohlendorf; 1,110 to Mr. Rijos; 832 to Mr. Young; and 555 to Ms. Paskin.
(2)	Represents Mr. Sheriff’s maximum annual bonus opportunity with respect to 2006 performance under the former American Retirement Corporation management incentive plan. As reported in the Summary Compensation Table, Mr. Sheriff actually earned $187,046 of the bonus opportunity based on 2006 results.
(3)	Represents Mr. Sheriff’s July 25, 2006 purchase of 249,752 shares of common stock for $38.07 per share pursuant to the terms of his employment agreement (for an aggregate purchase price of $9,508,073). Such shares were purchased at a discount of $1.43 per share (based on the $39.50 per share price at which shares were sold in the Company’s public offering on such date), which resulted in a grant date fair value of $357,145 for the award.
(4)	Represents shares of restricted stock subject to time-vesting conditions awarded to Mr. Sheriff pursuant to the terms of his employment agreement. Subject to continued employment, the shares vest ratably in three installments on December 31, 2007, December 31, 2008 and December 31, 2009. Mr. Sheriff will be eligible to receive dividends on any unvested shares.
(5)	Represents shares of restricted stock subject to performance-vesting conditions awarded to Mr. Sheriff pursuant to the terms of his employment agreement. If the performance conditions are met, a maximum of 199,802 shares will be delivered to Mr. Sheriff. Subject to continued employment, up to 50% of the shares may vest on December 31, 2008 depending on the degree to which a performance goal based on the Company’s net cash flow during the fourth quarter of 2007 has been achieved. Up to 100% of any remaining unvested shares may vest on December 31, 2009 depending on the degree to which a performance goal based on the Company’s net cash flow during the fourth quarter of 2008 has been achieved. Assuming the threshold level of performance in both periods, 24,975 shares will vest on December 31, 2008 and 43,707 shares will vest on December 31, 2009. Mr. Sheriff will be eligible to receive dividends on any unvested shares.
(6)	As described elsewhere in this proxy statement, we entered into a Separation Agreement and General Release with Mr. Young in September 2006. The Separation Agreement provided for accelerated vesting of 189,469 unvested shares of restricted stock held by Mr. Young in connection with his resignation.

(7)	Pursuant to his letter agreement, Mr. Froning was eligible for a target bonus for 2006 of $450,000. The target bonus opportunity was payable two-thirds ( 2/3) in cash and one-third ( 1/3) in shares of restricted stock at the fair market value on the date of grant. Any restricted shares issued would be scheduled to vest in equal installments on the third, fourth and fifth anniversaries of the date of grant. As reported elsewhere in this proxy statement, for 2006, Mr. Froning earned a $300,000 cash bonus and was granted 8,440 restricted shares vesting over three years, with a fair market value of $380,000 at the date of grant.
(8)	Represents shares of restricted stock subject to time-vesting conditions awarded to Mr. Froning. Subject to continued employment, the shares vested or will vest ratably in three installments on March 13, 2007, March 13, 2008 and March 13, 2009. Mr. Froning will be eligible to receive dividends on any unvested shares.
(9)	As described elsewhere in this proxy statement, we entered into a Separation Agreement and General Release with Ms. Paskin in September 2006. The Separation Agreement provided for accelerated vesting of 47,368 unvested shares of restricted stock held by Ms. Paskin in connection with her resignation. Pursuant to the terms of the Separation Agreement, 47,371 unvested shares of restricted stock held by Ms. Paskin were forfeited on or about January 1, 2007, the effective date of her resignation.

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table summarizes the number of outstanding equity awards held by each of our named executive officers as of December 31, 2006. The market value is based on the closing market price of the Company’s stock on December 29, 2006.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mark J. Schulte	221,053	(1)	10,610,520	—		—
W.E. Sheriff	49,950	(2)	2,397,600	199,802	(3)	9,590,496
Mark W. Ohlendorf	225,000	(4)	10,800,000	—		—
John P. Rijos	221,053	(5)	10,610,520	—		—
R. Stanley Young	188,469	(6)	9,046,512	—		—
Paul A. Froning	85,900	(7)	4,123,200	—		—
Deborah C. Paskin	93,739	(8)	4,499,472	—		—

(1)	Subject to continued employment, the shares vest ratably in three installments on August 9, 2008, August 9, 2009 and August 9, 2010.
(2)	Subject to continued employment, the shares vest ratably in three installments on December 31, 2007, December 31, 2008 and December 31, 2009.
(3)	Subject to continued employment, up to 50% of the shares may vest on December 31, 2008 depending on the degree to which a performance goal based on the Company’s net cash flow during the fourth quarter of 2007 has been achieved. Up to 100% of any remaining unvested shares may vest on December 31, 2009 depending on the degree to which a performance goal based on the Company’s net cash flow during the fourth quarter of 2008 has been achieved.
(4)	Subject to continued employment, the shares vest ratably in three installments on August 5, 2008, August 5, 2009 and August 5, 2010.
(5)	Subject to continued employment, the shares vest ratably in three installments on August 9, 2008, August 9, 2009 and August 9, 2010.
(6)	As described elsewhere in this proxy statement, we entered into a Separation Agreement and General Release with Mr. Young in September 2006. Pursuant to the Separation Agreement, these shares vested on March 30, 2007, the effective date of Mr. Young’s resignation.
(7)	Subject to continued employment, 83,300 of the shares vest ratably in three installments on August 9, 2008, August 9, 2009 and August 9, 2010. Subject to continued employment, 2,600 of the shares vested or will vest ratably on March 13, 2007, March 13, 2008 and March 13, 2009.
(8)	As described elsewhere in this proxy statement, we entered into a Separation Agreement and General Release with Ms. Paskin in September 2006. Pursuant to the Separation Agreement, 46,368 of these shares vested on January 1, 2007, the effective date of Ms. Paskin’s resignation, and 47,371 of these shares were forfeited on or about such date.

Stock Vested in Fiscal 2006

The following table summarizes the vesting of restricted stock awards and the value realized by our named executive officers as a result of such vesting during 2006.

Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Mark J. Schulte	—	—
W.E. Sheriff	—	—
Mark W. Ohlendorf	—	—
John P. Rijos	—	—
R. Stanley Young	1,000	47,170
Paul A. Froning	—	—
Deborah C. Paskin	1,000	47,170

(1)	The value realized is based on the closing market price of the underlying stock on September 25, 2006, the date the shares vested.

Pension Benefits

None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us. The Compensation Committee may elect to adopt qualified or non-qualified defined benefit plans in the future if the Compensation Committee determines that doing so is in our best interests.

Nonqualified Deferred Compensation

None of our named executive officers participates in or has account balances in non-qualified defined contribution plans or other non-qualified deferred compensation plans maintained by us. The Compensation Committee may elect to adopt non-qualified defined contribution plans or other non-qualified deferred compensation plans in the future if the Compensation Committee determines that doing so is in our best interests.

Potential Payments Upon Termination or Change in Control

The following table and summary set forth potential amounts payable to our named executive officers upon termination of employment or a change in control. The Compensation Committee may in its discretion revise, amend or add to the benefits if it deems advisable. The table below reflects amounts payable to our named executive officers assuming termination of employment on December 31, 2006, with equity based amounts valued at a common share price of $48.00, the reported closing price for our common shares on the NYSE on December 29, 2006, the last trading day of 2006.

	Circumstances of Termination
Name/Benefit	Voluntary Resignation by Executive ($)	Termination by us for Cause ($)	Termination by us without Cause ($)		Termination by us without Cause following Change in Control ($)		Termination by Executive for Good Reason ($)		Disability ($)	Death ($)
Mark J. Schulte
Salary	—	—	100,000		200,000		100,000		200,000	200,000
Vacation/PTO	23,786	23,786	23,786		23,786		23,786		23,786	23,786
COBRA	—	—	8,053		16,107		8,053		16,107	—
Market Value of Accelerated Vesting of Restricted Stock	—	—	3,536,880		10,610,520		3,536,880		—	—
W.E. Sheriff
Salary	—	—	100,000		200,000		100,000		200,000	200,000
Vacation/PTO	3,848	3,848	3,848		3,848		3,848		3,848	3,848
COBRA	—	—	5,135		10,270		5,135		10,270	—
Market Value of Accelerated Vesting of Restricted Stock	—	—	799,200	(1)	2,397,600	(1)	799,200	(1)	—	—
Mark W. Ohlendorf
Salary	—	—	100,000		200,000		100,000		200,000	200,000
Vacation/PTO	36,535	36,535	36,535		36,535		36,535		36,535	36,535
COBRA	—	—	8,148		16,297		8,148		16,297	—
Market Value of Accelerated Vesting of Restricted Stock	—	—	3,600,000		10,800,000		3,600,000		—	—
John P. Rijos
Salary	—	—	100,000		200,000		100,000		200,000	200,000
Vacation/PTO	23,786	23,786	23,786		23,786		23,786		23,786	23,786
COBRA	—	—	8,148		16,297		8,148		16,297	—
Market Value of Accelerated Vesting of Restricted Stock	—	—	3,536,880		10,610,520		3,536,880		—	—
Paul A. Froning
Salary	—	—	—		—		—		—	—
Vacation/PTO	9,400	9,400	9,400		9,400		9,400		9,400	9,400
COBRA	—	—	—		—		—		—	—
Market Value of Accelerated Vesting of Restricted Stock	—	—	1,374,400		4,123,200		1,374,400		—	—

(1)	Includes only the value of the accelerated vesting of time-vesting shares. Pursuant to Mr. Sheriff’s employment agreement, if his employment is terminated by the Company without cause or by him for good reason (whether or not in connection with a change in control) at any time prior to December 31, 2009, the shares of common stock subject to performance-vesting at the time of such termination shall remain subject to the provisions of the agreement until the vesting date which immediately follows the termination. Upon such vesting date, the same number of shares shall vest as would have vested if Mr. Sheriff had remained employed on such date. Assuming that the Company fully achieves its performance goals with respect to the shares scheduled to vest on December 31, 2008, if Mr. Sheriff’s employment was terminated by the Company without cause or by him for good reason on December 31, 2006, 99,901 of the performance-vesting shares initially granted to him would vest on December 31, 2008. Based on an assumed market value of $48.00 per share, the vesting would result in an additional $4,795,248 payable to Mr. Sheriff.

Mr. Young and Ms. Paskin are not included in the table above, as each had entered into a Separation Agreement and General Release with the Company, effective September 15, 2006. Accordingly, Mr. Young and Ms. Paskin were not eligible for additional payments upon termination or change in control, except as set forth in their respective Separation Agreements. The December 31, 2006 market value of unvested shares of restricted stock held by Mr. Young that were subject to accelerated vesting in connection with his Separation Agreement was $9,046,512. The December 31, 2006 market value of unvested shares of restricted stock held by Ms. Paskin that were subject to accelerated vesting in connection with her Separation Agreement was $2,225,664. The terms of each Separation Agreement are discussed more fully above.

The employment agreements for our named executive officers provide that, in the event of termination of employment by the employer other than a termination for ‘‘cause’’ (as defined therein), or by the executives with ‘‘good reason’’ (as defined therein), and the termination is not within 12 months following a ‘‘change of control’’ (as defined therein), the executives will receive severance payments and benefits, upon signing a release of claims in a form adopted by the employer, provided the executives comply with any restrictive covenants by which the executives are bound. These severance payments and benefits are composed of continuation of annual base salary for six months following the date of termination of employment and continuation, at the employer’s expense, of coverage under the employer’s medical plan until the earlier of six months following the date of termination of employment or the period of time until the executive becomes eligible under the medical benefits program of a new employer.

In the event of a change of control, and the executives’ employment is terminated within 12 months following the change in control either by the employer (or a successor) without cause, or by the executives for good reason, then, provided the executives sign a release and comply with any restrictive covenants by which the executives are bound, the executives will be entitled to, for 12 months following the date of termination of employment, continuation of annual base salary (at the rate in effect at the time of termination, or if higher, immediately prior to the change of control) and continuation of coverage under the employer’s medical plan.

If a named executive officer’s employment is terminated due to death or disability, upon providing a release of claims, the executive (or his or her beneficiary or estate) will be entitled to continuation of the executive’s base salary for 12 months. If the termination is due to disability, the executive will also be entitled to continuation of coverage, at the employer’s expense, in the Company’s insurance plans for 12 months.

Mr. Froning’s letter agreement does not contain terms providing for the payment of severance benefits to him upon his termination, disability or death.

Upon any termination of a named executive officer’s employment, he or she will be entitled to receive a payout of his or her vacation or paid time off (PTO) balance.

Pursuant to the terms of each of the named executive officers’ restricted stock awards (other than awards to Mr. Sheriff), upon the occurrence of a change in control of the Company, 100% of the award that is not vested at that time will immediately vest. In the event a named executive officer is terminated without cause by the Company (other than by reason of his death or disability) or he or she terminates for good reason, the next portion of unvested shares will vest.

Pursuant to the terms of Mr. Sheriff’s restricted stock awards, upon the occurrence of a change in control of the Company, 100% of his unvested shares subject to time-vesting shall immediately vest. In the event Mr. Sheriff is terminated without cause by the Company (other than by reason of his death or disability) or he terminates for good reason, the next portion of unvested shares subject to time-vesting will vest. The vesting of Mr. Sheriff’s performance-vesting shares in connection with termination without cause or for good reason is discussed in note 1 above.

Compensation Committee Interlocks and Insider Participation

During 2006, the Compensation Committee of the Board of Directors was composed of Messrs. Edwards and Leeds and Dr. Waxman. In addition, Mr. Bumstead became a member of the Compensation Committee upon his appointment to the Board of Directors in August 2006. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among the Company’s executive officers, members of the Compensation Committee or entities whose executives serve on the Board of Directors or the Compensation Committee that require disclosure under applicable SEC regulations.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading ‘‘Compensation Discussion and Analysis’’ with management and, based on the review and discussions, it has recommended to the Board of Directors that the ‘‘Compensation Discussion and Analysis’’ be included in this proxy statement.

Respectfully submitted by the Compensation Committee of the Board of Directors,

COMPENSATION COMMITTEE
Jeffrey G. Edwards, Chairman Frank M. Bumstead Jeffrey R. Leeds Dr. Samuel Waxman

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 23, 2007, the total number of shares of our common stock beneficially owned, and the percent so owned, by (1) each person known by us to own more than 5% of our common stock, (2) each of our directors and named executive officers and (3) all directors and executive officers as a group, based on 104,551,554 shares of our common stock (including restricted shares) outstanding as of that date. Unless otherwise indicated, each of the beneficial owners listed has, to the Company’s knowledge, sole voting and investment power with respect to the indicated shares of common stock.

	Nature and Amount of Beneficial Ownership
Name of Beneficial Owner	Shares Owned(1)	Percentage
Executive Officers and Directors
Wesley R. Edens(2)	61,057,067	58.40%
Mark J. Schulte	714,160	*
W.E. Sheriff	499,504	*
Mark W. Ohlendorf	320,841	*
John P. Rijos	455,437	*
R. Stanley Young	384,771	*
Paul A. Froning	144,884	*
Deborah C. Paskin	142,663	*
Frank M. Bumstead	13,292	*
Jackie M. Clegg	16,560	*
William B. Doniger	5,500	*
Jeffrey G. Edwards(3)	656,598	*
Jeffrey R. Leeds	21,598	*
Samuel Waxman	33,483	*
All directors and executive officers as a group (19 persons)(4)	64,614,664	61.80%
5% Stockholders
Fortress Operating Entity I LP(5)(6)	61,007,867	58.35%
FMR Corp.(7)	14,261,775	13.64%

*	Less than 1%
(1)	Consists of shares held, including all restricted shares held (whether or not such restricted shares have voting restrictions).
(2)	Includes 49,200 shares held by Mr. Edens and other ownership as set forth in Footnote 6.
(3)	Includes 56,598 shares held by Mr. Edwards and 600,000 shares held by East Peak Partners, L.P. (‘‘East Peak’’). JGE Capital Management LLC (‘‘JGE Capital Management’’) is the sole general partner of East Peak. As President and the Principal of JGE Capital Management, Mr. Edwards makes investment decisions for East Peak. Mr. Edwards disclaims beneficial ownership of the shares held by East Peak.
(4)	Excludes shares held by Mr. Young and Ms. Paskin, who no longer serve as executive officers.
(5)	The address of Fortress Operating Entity I LP is 1345 Avenue of the Americas, 46th Floor, New York, New York 10105.
(6)	Includes 13,228,000 shares held by FIT-ALT Investor LLC, 20,000,000 shares held by FIT Holdings LLC, 7,400,000 shares held by FRIT Holdings LLC, 1,702,708 shares held by Fortress Registered Investment Trust, 826,292 shares held by Fortress Brookdale Investment Fund LLC, 18,750 shares held by Drawbridge Special Opportunities Fund Ltd., 106,250 shares held by Drawbridge Special Opportunities Fund LP, 125,000 shares held by Drawbridge Global Macro Master Fund Ltd. and 17,600,867 shares owned by RIC Coinvestment Fund LP. FIT-ALT Investor LLC is a wholly-owned subsidiary of FIT Holdings LLC, which is a wholly-owned subsidiary of Fortress Investment Trust II, which is a majority-owned subsidiary of Fortress Investment Fund II LLC. Fortress Investment Fund II LLC is managed by its managing member, Fortress Fund MM II LLC, which is managed by its managing member Fortress Investment Group LLC. FRIT Holdings LLC is wholly-owned by Fortress Registered Investment Trust, which is 100% owned by Fortress Investment Fund LLC. Fortress Investment Fund LLC is managed by its managing member, Fortress Fund MM LLC, which is managed by its managing member Fortress Investment Group LLC. Drawbridge Special Opportunities Advisors LLC is the investment manager of Drawbridge Special Opportunities Fund Ltd. Drawbridge Special Opportunities Advisors LLC is the investment manager of Drawbridge Special Opportunities Fund LP. Fortress Investment Group LLC is the sole managing member of Drawbridge Special Opportunities Advisors LLC. Drawbridge Global Macro Master Fund Ltd. is 100% owned by Drawbridge Global Macro Fund LP and Drawbridge Global Macro Fund Ltd. Drawbridge Global Macro Advisors LLC is the investment manager of each of Drawbridge Global Macro Fund LP and Drawbridge Global Macro Fund Ltd. Fortress Investment Group LLC is the sole managing member of Drawbridge Global Macro Advisors LLC. FIG Advisors

LLC is the investment advisor of RIC Coinvestment Fund LP and Fortress Brookdale Investment Fund LLC and may be deemed to beneficially own the shares listed as beneficially owned by RIC Coinvestment Fund LP and Fortress Brookdale Investment Fund LLC. FIG Advisors LLC disclaims beneficial ownership of such shares. FIG Advisors LLC is a wholly-owned subsidiary of FIG LLC. Fortress Operating Entity I LP (‘‘FOE I’’) is the sole managing member of FIG LLC. FIG Corp. is the general partner of FOE I. FIG Corp. is a wholly-owned subsidiary of Fortress Investment Group LLC (‘‘Fortress’’). By virtue of his ownership interests in Fortress, Wesley R. Edens, our Chairman, may be deemed to beneficially own the shares listed as beneficially owned by Fortress. Mr. Edens disclaims beneficial ownership of such shares.
(7)	Information regarding FMR Corp. (‘‘FMR’’) is based solely on an amended Schedule 13G filed with the SEC on February 14, 2007. According to such Schedule 13G, FMR, a parent holding company, reported that it has sole voting power with respect to 1,166,084 shares and sole dispositive power with respect to 14,261,775 shares. Members of the Edward C. Johnson 3d family together own approximately 49% of the voting power of FMR. Edward C. Johnson 3d is the Chairman of FMR. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 13,140,771 shares. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR and a bank as defined in Section 3(a)(6) of the Exchange Act, is the beneficial owner of 14,800 shares. Pyramis Global Advisors, LLC, an indirect wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 23,900 shares. Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR and a bank as defined in Section 3(a)(6) of the Exchange Act, is the beneficial owner of 281,000 shares. Fidelity International Limited (‘‘FIL’’) provides investment advisory and management services to non-U.S. investment companies and certain institutional investors, and is the beneficial owner of 801,304 shares. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d, chairman of FMR and FIL, own approximately 47% of the voting stock of FIL. The address for each of FMR, Fidelity Management & Research Company and Fidelity Management Trust Company is 82 Devonshire Street, Boston, Massachusetts 02109. The address for each of Pyramis Global Advisors, LLC and Pyramis Global Advisors Trust Company is 53 State Street, Boston, Massachusetts, 02109. The address for FIL is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, directors and ten-percent stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file. We reviewed copies of the forms received by us or written representations from certain reporting persons that they were not required to file a Form 5. Based solely on that review, we believe that during the fiscal year ended December 31, 2006, our officers, directors and ten-percent stockholders complied with all Section 16(a) filing requirements applicable to them, except that each of George T. Hicks, H. Todd Kaestner, James T. Money, Gregory B. Richard and Bryan D. Richardson filed a Form 4 reporting one transaction that was not reported on a timely basis relating to a grant of shares of restricted stock; Jackie M. Clegg filed a Form 4 reporting one transaction that was not reported on a timely basis relating to the forfeiture of shares to satisfy withholding tax obligations on the vesting of restricted stock; and Thomas Girard filed a Form 5 reporting one transaction that was not reported on a timely basis relating to the forfeiture of shares to satisfy withholding tax obligations on the vesting of restricted stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stockholders Agreement

Upon the consummation of our initial public offering, we entered into a Stockholders Agreement with Fortress Brookdale Acquisition LLC, Fortress Investment Trust II, FIT-ALT Investor LLC and Health Partners (as amended, the ‘‘Stockholders Agreement’’). The Stockholders Agreement provides these stockholders with certain rights with respect to the designation of directors to our Board of Directors as well as registration rights for our securities owned by them. Upon consummation of the merger with American Retirement Corporation, or ARC, and the related underwritten public offering, Health Partners no longer beneficially owned more than 5% of the voting power of the Company and is no longer a ‘‘Stockholder’’ for purposes of the Stockholders Agreement.

Designation of Directors

The Stockholders Agreement requires that each of Fortress Brookdale Acquisition LLC, Fortress Investment Trust II, FIT-ALT Investor LLC, RIC Coinvestment Fund LP and their respective affiliates and permitted transferees (collectively referred to in this proxy statement as the ‘‘Fortress Stockholders’’) vote or cause to be voted all of our voting stock beneficially owned by each and to take all other reasonably necessary action so as to elect to our Board of Directors, so long as the Fortress Stockholders beneficially own (i) more than 50% of the voting power of the Company, four directors, or, if the board shall be composed of eight members, five directors, designated by FIG Advisors LLC, an affiliate of Fortress (‘‘FIG Advisors’’), or such other party designated by Fortress; (ii) between 25% and 50% of the voting power of the Company, three directors designated by FIG Advisors; (iii) between 10% and 25% of the voting power of the Company, two directors designated by FIG Advisors; and (iv) between 5% and 10% of the voting power of the Company, one director designated by FIG Advisors.

If at any time the number of our directors entitled to be designated by FIG Advisors pursuant to the Stockholder Agreement shall decrease, within ten days thereafter, FIG Advisors shall cause the appropriate number of directors to resign and any such vacancy shall be filled by a majority vote of our Board of Directors.

In accordance with the Stockholders Agreement, FIG Advisors has designated Wesley R. Edens, William B. Doniger, Jeffrey R. Leeds, Jeffrey G. Edwards and Frank M. Bumstead to our Board of Directors.

Registration Rights

Demand Rights.    For so long as the Fortress Stockholders collectively and beneficially own an amount of our common stock at least equal to 5% or more of our common stock issued and outstanding immediately after the consummation of our initial public offering (a ‘‘Registrable Amount’’), they will retain ‘‘demand’’ registration rights that allow them at any time after six months following the consummation of our initial public offering to request that we register under the Securities Act of 1933, as amended, an amount equal to or greater than 5% of our stock that they own. The Fortress Stockholders are entitled to an aggregate of two demand registrations. We are not required to maintain the effectiveness of the registration statement for more than 60 days. We are also not required to effect any demand registration within six months of a ‘‘firm commitment’’ underwritten offering to which the requestor held ‘‘piggyback’’ rights and which included at least 50% of the securities requested by the requestor to be included. We are not obligated to grant a request for a demand registration within four months of any other demand registration, and may refuse a request for demand registration if in our reasonable judgment, it is not feasible for us to proceed with the registration because of the unavailability of audited financial statements.

Piggyback Rights.    For so long as the Fortress Stockholders beneficially own an amount of our common stock at least equal to 1% of our common stock issued and outstanding immediately after the consummation of our initial public offering, the Fortress Stockholders have ‘‘piggyback’’ registration rights that allow them to include the shares of common stock that they own in any public offering of equity securities initiated by us (other than those public offerings pursuant to registration statements on Forms S-4 or S-8) or by any of our other stockholders that have registration rights. The ‘‘piggyback’’ registration rights of these stockholders are subject to proportional cutbacks based on the manner of the offering and the identity of the party initiating such offering.

Shelf Registration.    For so long as the Fortress Stockholders beneficially own a Registrable Amount, they have a right to request a shelf registration on Form S-3, providing for an offering to be made on a continuous basis, subject to a time limit on our efforts to keep the shelf registration statement continuously effective and our right to suspend the use of the shelf registration prospectus for a reasonable period of time (not exceeding 60 days in succession or 90 days in the aggregate in any 12 month period) if we determine that certain disclosures required by the shelf registration statement would be detrimental to us or our stockholders. In addition, the Fortress Stockholders that have not made a request for a shelf registration may elect to participate in such shelf registration within ten days after notice of the registration is given.

Indemnification; Expenses.    We have agreed to indemnify the Fortress Stockholders against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which they sell shares of our common stock, unless such liability arose from their misstatement or omission, and they have agreed to indemnify us against all losses caused by their misstatements or omissions. We will pay all expenses incident to our performance under the Stockholders Agreement, and the Fortress Stockholders will pay all underwriting discounts, commissions and transfer taxes relating to the sale of their shares under the Stockholders Agreement.

Transactions in Connection with Acquisition of American Retirement Corporation

On July 25, 2006, we completed the acquisition of ARC (the ‘‘ARC Merger’’). In connection with the ARC Merger and pursuant to the terms of an Investment Agreement (the ‘‘Investment Agreement’’), RIC Coinvestment Fund LP, a fund managed by an affiliate of Fortress (‘‘Investor’’), committed to purchase up to $1.3 billion in the aggregate of our common stock at a price of $36.93 per share. Prior to closing the ARC Merger, we exercised our right to reduce the Investor’s commitment to $650.0 million and on July 25, 2006, issued the Investor 17,600,867 shares of our common stock at $36.93 per share for aggregate net proceeds of $650.0 million.

On July 25, 2006, in connection with the ARC Merger, we completed a follow-on equity offering pursuant to which we issued and sold 17,721,519 primary shares, and Health Partners, which is an affiliate of Capital Z Partners, sold 4,399,999 shares (including 2,885,415 shares pursuant to the option granted by Health Partners to the underwriters to purchase up to an additional 2,885,415 shares of common stock to cover over-allotments). The shares were issued at a price of $39.50 per common share. We did not receive any proceeds from the shares sold by Health Partners. Health Partners paid the underwriters’ fee in connection with the shares sold by them and the Company was responsible for the remaining expenses of the offering.

In connection with the acquisition of ARC, on July 25, 2006, certain executives of ARC purchased an aggregate of 475,681 shares of our common stock at $38.07 per share and received corresponding grants of restricted stock equal to the number of shares purchased. As a condition to the ARC Merger, the Company also entered into employment agreements with these executives, who became executive officers of the Company following completion of the transaction. The number of shares purchased by each such officer, and the purchase price paid by each, is set forth below:

Name	Title	Number of Shares Purchased	Purchase Price
W.E. Sheriff	Co-Chief Executive Officer	249,752	$9,508,073
George T. Hicks	Executive Vice President	52,074	$1,982,460
H. Todd Kaestner	Executive Vice President	52,534	$2,000,000
James T. Money	Executive Vice President	45,967	$1,750,000
Gregory B. Richard	Executive Vice President	29,337	$1,116,878
Bryan D. Richardson	Executive Vice President	46,017	$1,751,898

Purchase of Shares by Frank M. Bumstead and T. Andrew Smith

In connection with his appointment to the Board of Directors on August 11, 2006, Frank M. Bumstead purchased 6,500 shares of our common stock at a price of $46.45 per share, or approximately $300,000 in the aggregate.

In connection with his appointment as our Executive Vice President, General Counsel and Secretary, and as required by the terms of his employment agreement, on October 16, 2006, T. Andrew Smith purchased 4,119 shares of our common stock at a price of $48.55 per share, or approximately $200,000 in the aggregate.

Employment of Glenn E. Sheriff

Since the date of the ARC Merger, we have employed Glenn E. Sheriff as our Senior Director of Marketing Analytics. Mr. Sheriff is the son of W.E. Sheriff, our Co-Chief Executive Officer. Mr. Sheriff was previously employed in a substantially similar capacity for ARC. Mr. Sheriff’s annual base salary is $112,120. He also participates in our bonus program for similarly-situated management level employees and, like other similarly-situated employees, is eligible to receive awards of restricted stock under our Omnibus Stock Incentive Plan. In addition, Mr. Sheriff is eligible to participate in the other benefit plans and programs we offer from time to time to similarly-situated employees.

Like other former management level employees and executives of ARC, Mr. Sheriff was eligible to purchase shares of our common stock upon completion of the acquisition of ARC and be awarded a matching grant of restricted stock. Pursuant to such offer, Mr. Sheriff purchased 5,494 shares of our common stock on July 28, 2006 at a price of $45.50 per share, or approximately $250,000 in the aggregate.

Loan to Mark J. Schulte

In October 2000, Brookdale Living Communities Inc., or BLC, loaned approximately $2.0 million to our Co-Chief Executive Officer, Mark J. Schulte. In exchange, BLC received a ten-year, secured, non-recourse promissory note from Mr. Schulte, which bears interest at a rate of 6.09% per annum, 2.0% of which is payable in cash and the remainder of which accrues and will be paid at maturity on October 2, 2010. The largest outstanding amount of indebtedness due on the note since the beginning of fiscal 2006 was approximately $2.6 million. At April 12, 2007, the outstanding indebtedness on the loan was approximately $2.6 million. The amount of interest paid on the loan since the beginning of fiscal 2006 was approximately $51,000. No portion of the principal has been repaid since the beginning of fiscal 2006. The note was originally secured by Mr. Schulte’s membership interests in FBA, an affiliate of Fortress and the former holder of a majority of the outstanding common stock of BLC. The loan to Mr. Schulte resulted from negotiations between Mr. Schulte and Fortress, our largest stockholder. As a result, some of the terms of this loan may not have been as favorable to us as if such loan was negotiated with an unaffiliated third party. In connection with our formation transactions in September 2005, BLC and Mr. Schulte substituted as collateral for this loan 115,159 shares of our common stock received by Mr. Schulte in exchange for his membership interests in FBA. Following the formation transactions, BLC became a wholly-owned subsidiary of the Company.

Due Diligence Assistance in Connection with Fortress’ Acquisition of Holiday Retirement Corp.

During the quarter ended December 31, 2006, we were engaged by an affiliate of Fortress to provide certain due diligence services in connection with the affiliate’s proposed acquisition of Holiday Retirement Corp. We were paid a fee of $175,000 for our services and received reimbursement of $20,940 of expenses incurred in performing those services. The parties determined that the services were provided on terms that would be charged by unaffiliated third parties for similar services. We have completed our work in connection with the engagement.

Fortress Credit Agreements

On June 28, 2006, Fortress informed us of the following:

Two affiliates of Fortress, FRIT Holdings LLC and FIT Holdings LLC, entered into separate credit agreements, both dated June 28, 2006, with Deutsche Bank AG, London Branch, or Deutsche Bank, as Administrative Agent and sole lender. Pursuant to these credit agreements, the affiliates have received an aggregate commitment of approximately $1.43 billion from Deutsche Bank, and this amount has been secured by, among other things, a pledge by the borrowers and one other affiliate of Fortress of a total of 40,628,000 shares of our common stock owned by such affiliates. The 40,628,000 shares of common stock represented approximately 61% of our issued and outstanding shares of common stock as of June 28, 2006, and approximately 40% as of December 31, 2006.

The credit agreements contain customary default provisions and also require prepayment or cash collateralization of a portion of the borrowings by the borrowers in the event the trading price of our common stock decreases below certain specified levels. In the event of a default under the credit agreements by the borrowers, Deutsche Bank may foreclose upon any and all shares of our common stock pledged to it. The sale of these pledged shares by the affiliates of Fortress in the event of a default could have an adverse impact on the price of our shares.

The borrowers have agreed in the credit agreements that if a shelf registration statement is not effective and usable for resale of any portion of the pledged common stock by Deutsche Bank (in the event of foreclosure) as of June 9, 2007, the applicable affiliate will prepay or cash-collateralize a related portion of the borrowings. The borrowers have also agreed in the credit agreements that if RIC Coinvestment Fund LP or any of its affiliates sell any shares of common stock received pursuant to the Investment Agreement the borrowers will prepay or cash-collateralize a related portion of the borrowings.

In connection with our obligations under the Stockholders Agreement, we received a request from Fortress to file a registration statement on Form S-3 to permit the registration of the sale of up to 40,628,000 shares of common stock that Fortress or certain of its affiliates have pledged as collateral in connection with the credit agreements. We filed the registration statement on Form S-3 on December 21, 2006.

We are not a party to the credit agreements and have no obligations thereunder. Wesley R. Edens, the Chairman of our Board of Directors, owns an interest in Fortress and is the Chairman of its board of directors and Chief Executive Officer. William B. Doniger, the Vice Chairman of our Board of Directors, is a managing director of Fortress.

Policies and Procedures for Related Party Transactions

Our Board of Directors has recently adopted a written Policy and Procedures with Respect to Related Person Transactions, which we refer to as our Related Person Policy. Pursuant to the terms of the Related Person Policy, we will enter into or ratify related person transactions only when the Audit

Committee of our Board of Directors determines that the transaction in question is in, or is not inconsistent with, the best interests of the Company and our stockholders.

Related person transactions that are identified as such prior to the consummation thereof or amendment thereto may be consummated or amended only if the transaction has been reviewed and approved in advance by the Audit Committee (or in those instances where the General Counsel determines that it is not practicable or desirable for the Company to wait until the next Audit Committee meeting, by the chair of the Audit Committee). All Related Persons (defined below) and all business unit leaders responsible for a proposed transaction are required to report to our legal department any potential related person transaction prior to entering into the transaction. The legal department will determine whether the transaction is a related person transaction and, therefore, should be submitted to the Audit Committee for consideration. In the event one of our Co-Chief Executive Officers, Chief Financial Officer, Chief Accounting Officer or General Counsel becomes aware of a pending or ongoing related person transaction that has not been previously approved or ratified, the transaction will promptly be submitted to the Audit Committee or its chair, which will evaluate all available options, including ratification, amendment or termination of the transaction. In the event any of such persons become aware of a completed related person transaction that has not been previously approved or ratified, the Audit Committee or its chair shall evaluate the transaction to determine if rescission of the transaction and/or any disciplinary action is appropriate.

At the Audit Committee’s first meeting of each fiscal year, the committee will review any previously approved or ratified related person transactions that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from the Company of more than $120,000 and, taking into consideration the Company’s contractual obligations, will determine whether to continue, modify or terminate each such transaction.

Our Related Person Policy covers all transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest.

A ‘‘Related Person’’, as defined in our Related Person Policy, means any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company; any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities; any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Our Related Person Policy also requires Audit Committee pre-approval of proposed charitable contributions, or pledges of charitable contributions, by the Company to a charitable or non-profit organization for which a Related Person is actively involved in fundraising or otherwise serves as a director, trustee or in a similar capacity.

Because our Related Person Policy was only recently adopted, none of the transactions described above were subject to the policy’s pre-approval requirements.

AUDIT COMMITTEE REPORT

The Audit Committee reviewed Brookdale’s audited consolidated financial statements as of and for the year ended December 31, 2006 and discussed these financial statements with Brookdale’s management, including a discussion of the quality and the acceptability of the accounting principles, the reasonableness of significant judgments and estimates, and the clarity and completeness of disclosures in the financial statements. Brookdale’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of Brookdale’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report on their audit of the financial statements. The Audit Committee’s responsibility is to monitor and review these processes. The Audit Committee also reviewed and discussed with Ernst & Young LLP the audited financial statements and the matters required by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), and other matters the Committee deemed appropriate.

Brookdale’s independent registered public accounting firm also provided the Audit Committee with the written letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that in the auditor’s professional opinion may reasonably be thought to bear on independence, to confirm their independence and to engage in a discussion of independence. The Audit Committee also considered whether the independent auditors’ provision of other, non-audit related services to Brookdale is compatible with maintaining such auditors’ independence.

Based on its discussions with management and Ernst & Young LLP, and its review of the representations and information provided by management and Ernst & Young LLP, the Audit Committee recommended to Brookdale’s Board of Directors that the audited financial statements be included in Brookdale’s Annual Report on Form 10-K for the year ended December 31, 2006.

Respectfully submitted by the Audit Committee of the Board of Directors,

AUDIT COMMITTEE
Jeffrey R. Leeds, Chairman Jackie M. Clegg Jeffrey G. Edwards

PROPOSAL NUMBER TWO
APPROVAL OF APPOINTMENT OF ERNST & YOUNG LLP
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposed Independent Registered Public Accounting Firm

In accordance with its charter, the Audit Committee has selected the firm of Ernst & Young LLP, independent accountants (‘‘E&Y’’), to be Brookdale’s independent registered public accounting firm for the year 2007 and has further directed that the appointment of E&Y be submitted for approval by stockholders at the 2007 Annual Meeting. E&Y was also Brookdale’s independent registered public accounting firm for 2006. Before selecting E&Y, the Audit Committee carefully considered E&Y’s qualifications as independent auditors for Brookdale. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with E&Y in all of these respects. The Audit Committee’s review included inquiry concerning any litigation involving E&Y and any proceedings by the SEC against the firm. In this respect, the Audit Committee has concluded that the ability of E&Y to perform services for Brookdale is in no way adversely affected by any such investigation or litigation.

The Audit Committee also oversees the work of E&Y, and E&Y reports directly to the Audit Committee in this regard. The Audit Committee also reviews and approves E&Y’s annual engagement letter, including the proposed fees, and determines or sets the policy regarding all audit, and all permitted non-audit, engagements and relationships between Brookdale and E&Y. The Audit Committee also reviews and discusses with E&Y their annual audit plan, including the timing and scope of audit activities, and monitors the progress and results of the plan during the year.

A representative of E&Y will be present at the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions from stockholders.

The Board of Directors recommends a vote FOR the ratification of the appointment of E&Y as Brookdale’s independent registered public accounting firm for fiscal year 2007.

Audit Fees, Audit Related Fees, Tax Fees and All Other Fees

In connection with the audit of the 2006 financial statements, Brookdale entered into an engagement agreement with Ernst & Young LLP which set forth the terms by which Ernst & Young LLP has performed audit services for Brookdale. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

Set forth below are the aggregate fees billed by E&Y during 2006 and 2005 for all audit, audit related, tax and other services provided by E&Y to Brookdale.

	2006	2005
Audit Fees	$2,798,000	$1,869,000
Audit Related Fees	$840,000	$116,000
Tax Fees	$404,000	$84,000
All Other Fees	$—	$—

‘‘Audit Fees’’ include fees for the audit of Brookdale’s annual financial statements and review of financial statements included in Brookdale’s quarterly reports (Forms 10-Q) and, for 2006, fees for the audit of management’s assessment of internal control over financial reporting. This category also includes review of, and consents for, filings with the SEC related to acquisitions and registration statements (including our initial public offering and secondary offering) and the issuance of comfort letters associated with those offerings.

‘‘Audit Related Fees’’ include fees for services related to audits not required by statute or regulations and the performance of due diligence procedures in connection with our acquisitions.

‘‘Tax Fees’’ include fees for professional services rendered by E&Y for tax compliance, tax advice, and tax planning. These corporate tax services include technical tax advice on tax matters, assistance with preparing tax returns, value added tax, government sales tax and equivalent tax matters in local jurisdictions, assistance with local tax authority documentation and reporting requirements for tax compliance purposes, and assistance with tax audit defense matters.

‘‘All Other Fees’’ include fees paid by Brookdale to E&Y that are not included in the three paragraphs above. There were no services in that category in 2006 or 2005.

Audit Committee Pre-Approval Policies and Procedures

Brookdale’s Audit Committee has policies and procedures that require the pre-approval by the Audit Committee or one of its members of all fees paid to, and all services performed by, Brookdale’s independent registered public accounting firm. In the early part of each year, the Audit Committee approves the proposed services, including the nature, type and scope of services contemplated and the related fees, to be rendered by these firms during the year. In addition, pre-approval by the Audit Committee or one of its members is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the Audit Committee. Pursuant to the Sarbanes-Oxley Act of 2002, the fees and services provided as noted in the table above were authorized and approved in compliance with the Audit Committee pre-approval policies and procedures described herein.

Of the fees set forth in the table above, none of the ‘‘Audit Related Fees’’, none of the ‘‘Tax Fees’’ and none of the ‘‘All Other Fees’’ were approved by the Audit Committee pursuant to SEC Rule 2-01(c)(7)(i)(C) of Regulation S-X. This rule provides that the pre-approval requirement is waived, with respect to fees for services other than audit, review or attest services, if the aggregate amount of all such services provided constitutes no more than five percent of the total amount of revenues paid by Brookdale to E&Y during the fiscal year in which the services are provided; such services were not recognized by Brookdale at the time of the engagement to be non-audit services; and such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or by one or more members of the Audit Committee who are members of the Board of Directors to whom authority to grant such approvals has been delegated by the Audit Committee.

Deadline for Submitting Stockholder Proposals

Stockholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed in connection with next year’s annual meeting proxy statement must submit their proposals so that they are received at Brookdale’s principal executive offices no later than December 29, 2007. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

Under our Bylaws, in order for a stockholder proposal to be included in our proxy statement and form of proxy for our next annual meeting, the stockholder must be a stockholder of record on the date the notice is given, and the notice must be received by Brookdale between February 6, 2008 and March 7, 2008 unless the 2008 annual meeting is called for a date that is not within twenty-five days before or after June 5, 2008, in which case the notice must be received by Brookdale not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first.

The notice must set forth, as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting the business at the annual meeting, (b) the stockholder’s name and record address, (c) the class or series and number of shares of capital stock of Brookdale that the stockholder owns beneficially or of record, (d) a description of all arrangements or understandings between the stockholder and any other person or persons (including their names) in connection with the proposal of the business by the stockholder and any material interest of the stockholder in the business and (e) a representation that the stockholder intends to appear in person or by proxy at the annual meeting to bring the business before the meeting.

The notice should be mailed to the Secretary of Brookdale at ‘‘Attention: Secretary, Brookdale Senior Living Inc., 330 North Wabash Avenue, Suite 1400, Chicago, Illinois 60611’’. Brookdale reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Other Matters

The Board of Directors does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy or their substitutes acting thereunder, to vote, or otherwise act, in accordance with their best judgment on those matters.

No person is authorized to give any information or to make any representation not contained in this proxy statement, and, if given or made, such information or representation should not be relied upon as having been authorized. The delivery of this proxy statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the proxy statement.

Additional Information

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and on the web site maintained by the SEC at www.sec.gov. Such information will also be furnished upon written request to Brookdale Senior Living Inc., 330 North Wabash Avenue, Suite 1400, Chicago, Illinois 60611, Attention: Secretary, and can also be accessed through our website at www.brookdaleliving.com.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 may be obtained, without charge, by any stockholder to whom this proxy statement is sent, upon written request to T. Andrew Smith, Secretary, Brookdale Senior Living Inc., 330 North Wabash Avenue, Suite 1400, Chicago, Illinois 60611.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as ‘‘householding,’’ potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to Brookdale Senior Living Inc., 330 North Wabash Avenue, Suite 1400, Chicago, Illinois 60611, Attention: Secretary.

ANNUAL MEETING OF STOCKHOLDERS OF

BROOKDALE SENIOR LIVING INC.

June 5, 2007

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE ‘‘FOR’’ THE ELECTION OF DIRECTORS AND ‘‘FOR’’ PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1.	The Election of three Class II directors:

FOR ALL NOMINEES	NOMINEES:
O William B. Doniger
O Jackie M. Clegg
O Jeffrey G. Edwards

WITHHOLD AUTHORITY FOR ALL NOMINEES
FOR ALL EXCEPT (See instructions below)
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark ‘‘FOR ALL EXCEPT’’ and fill in the circle next to each nominee you wish to withhold, as shown here:	•
FOR	AGAINST	ABSTAIN
2. The ratification of the Audit Committee’s appointment of Ernst & Young LLP as independent registered public accounting firm for Brookdale Senior Living Inc. for the 2007 fiscal year; and
3. Any other business properly presented at the Annual Meeting.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES MADE. WHEN NO CHOICE IS MADE, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES FOR DIRECTOR, FOR PROPOSAL 2 AND AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

The Annual Meeting may be held as scheduled only if a majority of the shares outstanding are represented at the Annual Meeting by attendance or proxy. Accordingly, please complete this proxy and return it promptly in the enclosed envelope.

MARK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING.

Signature of Stockholder Date	Signature of Stockholder Date

NOTE:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

BROOKDALE SENIOR LIVING INC.
330 North Wabash Avenue, Suite 1400
Chicago, Illinois 60611

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Wesley R. Edens, Mark J. Schulte, W.E. Sheriff and T. Andrew Smith, or any of them, each with power of substitution and revocation, as the proxy or proxies of the undersigned, to represent the undersigned and vote all shares of the common stock of Brookdale Senior Living Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Brookdale Senior Living Inc., to be held on Tuesday, June 5, 2007 at 11:00 A.M., local time, at the Renaissance Chicago Hotel, located at 1 West Wacker Drive, Chicago, Illinois, including any adjournments and postponements thereof, upon the matters set forth on the reverse side and more fully described in the notice and proxy statement for said Annual Meeting and in their discretion upon all other matters that may properly come before said Annual Meeting.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF
BROOKDALE SENIOR LIVING INC.
June 5, 2007
PROXY VOTING INSTRUCTIONS

MAIL – Date, sign and mail your proxy card in the envelope provided as soon as possible.

- OR -

TELEPHONE – Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

- OR -

INTERNET – Access ‘‘www.voteproxy.com’’ and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

--------------------------------------------------------------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE ‘‘FOR’’ THE ELECTION OF DIRECTORS AND ‘‘FOR’’ PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1.	The Election of three Class II directors:

FOR ALL NOMINEES	NOMINEES:
O William B. Doniger
O Jackie M. Clegg
O Jeffrey G. Edwards

WITHHOLD AUTHORITY FOR ALL NOMINEES
FOR ALL EXCEPT (See instructions below)
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark ‘‘FOR ALL EXCEPT’’ and fill in the circle next to each nominee you wish to withhold, as shown here:	•
FOR	AGAINST	ABSTAIN
2. The ratification of the Audit Committee’s appointment of Ernst & Young LLP as independent registered public accounting firm for Brookdale Senior Living Inc. for the 2007 fiscal year; and
3. Any other business properly presented at the Annual Meeting.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES MADE. WHEN NO CHOICE IS MADE, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES FOR DIRECTOR, FOR PROPOSAL 2 AND AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

The Annual Meeting may be held as scheduled only if a majority of the shares outstanding are represented at the Annual Meeting by attendance or proxy. Accordingly, please complete this proxy and return it promptly in the enclosed envelope.

MARK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING.

Signature of Stockholder Date	Signature of Stockholder Date

NOTE:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.